Exhibit 99.5

OFFICE OF THE COMPTROLLER GENERAL

PUBLIC ACCOUNTS

2011/12

BRITISH COLUMBIA

Public

Accounts

Ministry of Finance

Office of the

Comptroller General

For the Fiscal Year Ended

March 31, 2012

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... — 2000/2001—

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187—8657.

ISSN 1499—1659 = Public accounts—British Columbia.

Office of the Comptroller General

1. British Columbia—Appropriations and expenditures—Periodicals. 2. Revenue—British Columbia—Periodicals.

3. Finance, Public—British Columbia—Periodicals. 1. British Columbia. Ministry of Finance. 2. Title.

HJ13.B74      352.4’09711’05      C2001—960204—9

July 23, 2012

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2012.

KEVIN FALCON
Minister of Finance

Ministry of Finance
Victoria, British Columbia

Honourable Kevin Falcon
Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2012.

Respectfully submitted,

STUART NEWTON
Comptroller General

British Columbia’s Public Accounts

Leading the Way

The Public Accounts demonstrate accountability back to the citizens of British Columbia for how government performed relative to its fiscal plan and provides a picture of the current financial state of the government in terms of its assets, liabilities and net debt.

Although the main focus of the Public Accounts is the Summary Financial Statements, representing the consolidated financial results and financial position of the province, the supporting notes and schedules form an integral part of the overall financial picture. The Budget Transparency and Accountability Act requires the province to follow generally accepted accounting principles (GAAP) for senior governments in Canada, as supported by regulations of Treasury Board. These standards are Canadian Public Sector Accounting Standards as established by the Public Sector Accounting Standards Board (PSAB) and are described in Note 1 to the Summary Financial Statements. Financial statements prepared in accordance with these standards include the financial balances and results of operations of all provincial government organizations including school districts, universities, colleges, institutes and health organizations (the SUCH sector).

British Columbia continues to be a leader among senior governments in terms of the scope of organizations it includes in its reporting entity. Despite the complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts and Summary Financial Statements each year. British Columbia also continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts and the focus on “one bottom line”; that is, the Summary Financial Statements of the province. British Columbia’s open and transparent financial reporting has played a significant part in the decision by major credit rating agencies to maintain the province’s high credit rating.

Responsibility for the preparation of the government’s financial statements resides with my office. The application of GAAP in the public sector environment can be challenging and often requires the use of professional judgment to determine what accounting treatment is most representative of the economic substance of transactions, and best serves the information needs of the different users of government financial statements. This judgment is based on full analysis of the transactions and programs, application of Canadian guidance, as well as consultation with standard setters and other jurisdictions to support consistent and comparable financial reporting across the country. In preparing the province’s financial statements, we must ensure they do not only comply with the technical requirements of Public Sector accounting, but also provide understandable information about government’s financial results and the financial position of the province. In addressing these issues, the province is supported by the independent Accounting Policy Advisory Committee created under the Budget Transparency and Accountability Act in 2001.

To provide financial statement users with assurance over the reliability of the financial statements, the Auditor General expresses his opinion on the Summary Financial Statements. This year, the Auditor General has expressed a qualified audit opinion and provided comments on areas he believes the financial statements have departed from Canadian GAAP. While our judgment in these areas differs from that of the Auditor General, those differences are identified and quantified in the audit opinion to ensure users are fully informed. We also address the accounting policies and how they are applied in the notes to the financial statements to ensure readers have all the information necessary to support their understanding of the financial statements.

Accounting standards continue to evolve both nationally and internationally. Government has provided direction to its individual entities in the selection of the standard they are to follow, including clarification on the application of existing standards. The objective is to ensure consistency across the reporting entity, and that transparency, comprehension and strong accountability are maintained. Many government organizations have changed the accounting standards they report under, with the remaining government organizations changing this year. Self—supporting Crowns, except for British Columbia Hydro and Power Authority, adopted International Financial Reporting Standards during fiscal year 2011/12. Most taxpayer—supported Crown corporations adopted Canadian Public Sector Accounting Standards during fiscal year 2011/12, with the remaining taxpayer—supported Crown agencies including Schools, Universities, Colleges and Institutes, and Health Authorities adopting Canadian Public Sector Accounting Standards for fiscal year 2012/13. These changes will enhance the transparency of financial reporting in the broader public sector by ensuring transactions are accounted for in an organization’s financial statements consistent with the province’s Summary Financial Statements.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations, agencies, the SUCH sector and the Auditor General and his staff for their cooperation and support in preparing the 2011/12 Public Accounts.

Comments or questions regarding the Public Accounts documents are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e—mail at: Stuart.Newton@gov.bc.ca; by telephone at 250 387—6692, or by fax at 250 356—2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet — website http://www.fin.gov.bc.ca/ocg.htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Economic Highlights	12
Discussion and Analysis	13

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	41
Consolidated Statement of Operations	42
Consolidated Statement of Change in Net Liabilities	43
Consolidated Statement of Cash Flow	44
Notes to Consolidated Summary Financial Statements	46
Reporting Entity	83
Consolidated Statement of Financial Position by Sector	86
Consolidated Statement of Operations by Sector	90
Statement of Financial Position for Self—supported Crown Corporations and Agencies	94
Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies	95
Consolidated Statement of Tangible Capital Assets	96
Consolidated Statement of Guaranteed Debt	97

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	101
SUCH Statement of Financial Position	104
SUCH Statement of Operations	106
Consolidated Staff Utilization	107

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	111
Statement of Operations	113
Statement of Cash Flow	114
Schedule of Net Revenue by Source	116
Schedule of Comparison of Estimated Expenses to Actual Expenses	118
Schedule of Financing Transaction Disbursements	120
Schedule of Write—offs, Extinguishments and Remissions	121

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	125
Provincial Debt (Unaudited)	126
Change in Provincial Debt (Unaudited)	127
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer—supported Debt and Total Debt (Unaudited)	128
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	128
Change in Provincial Debt, Comparison to Budget (Unaudited)	129
Interprovincial Comparison of Taxpayer—supported Debt as a Percentage of Gross Domestic Product (Unaudited)	130
Interprovincial Comparison of Taxpayer—supported Debt Service Costs as a Percentage of Revenue (Unaudited)	131
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	133
Summary of Provincial Debt	135
Key Indicators of Provincial Debt	137
Summary of Performance Measures	138

Definitions (Unaudited)	139
Acronyms (Unaudited)	142

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer—supported Crown corporations and agencies (government organizations), the self—supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write—offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general—purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 3—7 of the Estimates—Fiscal Year Ending March 31, 2012.

•                  The province ended the year with a deficit of $1,840 million, compared to a budgeted deficit of $925 million. Taxation revenue increased by $1,006 million compared to 2010/11. Natural resource revenue and fees and licences also increased by $377 million over the previous year. Self-supported Crown corporation’s earnings revenue decreased by $247 million from the previous year. Program spending increased by $2,639 million in 2011/12 resulting from increased spending on health, education and social programs, as well as provision for the one-time repayment of HST transitional funding to the Federal government.

•                  In 2011/12, the province continued to invest in capital infrastructure. The province’s net investment to build and upgrade schools, universities, colleges, hospitals, roads and bridges was $1,426 million in 2011/12, $2,046 million in 2010/11, $1,679 million in 2009/10 and $1,914 million in 2008/09. Capital investment is financed through a combination of debt, partnerships with the private sector, cost sharing with partners such as Federal and Municipal governments, and other sources including cash and temporary investments.

•                  Total provincial debt, the most commonly used measure of debt, increased by $5,039 million in 2011/12 to finance capital infrastructure and support working capital requirements for programs and initiatives. The change in total provincial debt over the last five years, from 2007/08 to 2011/12, has been an increase of $15,556 million. For accounting purposes, financial statement debt increased by $4,845 million in 2011/12. A reconciliation of total provincial debt to financial statement debt is included on page 128 of the Public Accounts.

•                  In calendar year 2011, the provincial economy grew by 2.9% as measured by real GDP. This is greater than the national average rate of 2.6%. The province’s ratio of net liabilities to GDP increased by 1.2%.

•                  British Columbia continues to maintain a strong credit rating with all three major credit rating agencies. Dominion Bond Rating Service affirmed the province a rating of AA(high) while Standard & Poor’s and Moody’s Investors Services Inc. affirmed the province a rating of AAA and Aaa respectively, their highest possible ratings.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by 2.9% in the 2011 calendar year, the third highest among provinces and greater than the national average of 2.6% for the year, according to preliminary data on real GDP by Industry Accounts data released by Statistics Canada. The estimated 2.9% growth for 2011 is above the government’s February 2012 budget forecast of 2.0%.

Real Gross Domestic Product in Calendar Year 2011

Growth was widespread across most industries with the exception of accommodation and food services, which saw a 0.8% contraction, and arts, entertainment and recreation, which fell by 4.4%. The utilities sector saw growth of 9.3%, construction increased by 6.7%, while mining, oil and gas extraction climbed by 5.9% in 2011. Financial, insurance, and real estate services and the transportation and warehousing sectors also saw steady increases in 2011.

Retail sales, an indicator of consumer spending, increased by 3.1% in 2011. Exports of goods from British Columbia grew 14.0% in 2011 despite the slow recovery of the US economy and a strong Canadian dollar.

Unemployment Rate in Calendar Year 2011

British Columbia saw a slight drop in its annual unemployment rate in 2011, falling to 7.5% from the 7.6% observed in 2010. The unemployment rate in BC was higher than the national average of 7.4% in 2011. The average level of employment in 2011 was slightly above the record level in 2008 (by about 8,300 jobs).

Per Capita Information

Per capita information describes the amount of revenue received, amounts expended, and net liabilities incurred per person in the province over the last five years. Although revenue per capita increased this year, expense per capita also continued its increasing trend.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Summary Accounts Surplus (Deficit)

	In Millions			Variance
				2011/12	2011/12
	2011/12	2011/12	2010/11	Actual	vs
	Budget	Actual	Actual	to Budget	2010/11
	$	$	$	$	$
Taxpayer—supported Programs and Agencies
Revenue	38,396	38,318	37,023	(78)	1,295
Expense	(41,912)	(42,838)	(40,199)	(926)	(2,639)
Taxpayer—supported net earnings	(3,516)	(4,520)	(3,176)	(1,004)	(1,344)
Self—supported Crown corporation net earnings	2,941	2,680	2,927	(261)	(247)
Surplus (deficit) before unusual items	(575)	(1,840)	(249)	(1,265)	(1,591)
Forecast allowance	(350)			350	0
Surplus (deficit) for the year	(925)	(1,840)	(249)	(915)	(1,591)

The province ended the year with a deficit of $1,840 million, which was $915 million over the deficit forecast in the Budget and Fiscal Plan 2011/12 — 2013/14. The 2011/12 deficit of $1,840 million represented an increase of $1,591 million compared to the deficit of $249 million in fiscal year 2010/11. This increase was primarily due to the one—time repayment of HST transitional funding of $1,599 million.

During the 2011/12 fiscal year, the province continued to invest in capital projects. Investments in infrastructure, including the Fort St. John Hospital and Residential Care Centre, Jim Pattison Outpatient Care and Surgery Centre, Interior Heart and Surgical Centre, expansions to Kelowna General and Vernon Jubilee Hospitals, Northern Cancer Centre, Prince George, Children’s and Women’s Hospitals Redevelopment Project, eHealth, Surrey Memorial Hospital Critical Care Tower Project, Faculty of Pharmaceutical Sciences and the Centre for Drug Research and Development Building for UBC—V, the South Fraser Perimeter Road, BC Place development, and various upgrades and improvements to facilities in the Education sector, as well as the province’s power generation and transmission facilities, ensure future service potential is available to support the delivery of government programs and services to the public. BC has continued to invest in the capital infrastructure necessary to support economic growth in a period of uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Components of Surplus (Deficit)

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self—supported Crown corporations, and investment income.

	In Millions
	2007/08	2008/09	2009/10	2010/11	2011/12
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	19,406	18,197	17,102	18,197	19,203
Contributions from federal government	5,932	5,985	6,917	7,997	7,707
Fees and licences	3,975	4,007	4,120	4,432	4,725
Natural resources	3,741	3,807	2,646	2,727	2,811
Miscellaneous	2,555	2,619	2,709	2,803	2,830
Net earnings of self—supported Crown corporations	2,976	2,863	3,015	2,927	2,680
Investment income	1,153	821	954	867	1,042

Total revenue	39,738	38,299	37,463	39,950	40,998

Provincial revenues increased by $1,048 million in 2011/12. The improvement in provincial revenue was led by increases in tax revenue as well as minor increases in fees and licences revenue, natural resource revenue and investment income. Increases in these significant sources of revenue were offset by decreases in contributions from the federal government and the net earnings of self-supported Crown corporations.

In 2011/12, tax revenue increased by $1,006 million (6%) over 2010/11. The biggest change was personal income tax revenue increased by $500 million over 2010/11. Social services tax and the hotel room tax were replaced by the harmonized sales tax on July 1, 2010. Social services tax for the year was $62 million and harmonized sales tax was $5,779 million. Other taxes revenue increased by $207 million over 2010/11. These increases were offset by a decrease in corporate income tax revenue of $29 million and a decrease in property tax revenue of $7 million from 2010/11.

Contributions from the Federal government decreased by $290 million from the previous year as a result of the cessation of HST transitional funding and the completion of other federal transfer programs.

Natural resource revenues increased by $84 million (3%) from 2010/11 to 2011/12. Petroleum, natural gas and mineral royalties increased by $48 million (3%) and forest revenues increased by $37 million (8%) over 2010/11. Other sources of natural resource revenue decreased by $1 million from 2010/11.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Own—source Revenue to GDP

The ratio of own—source revenue to GDP represents the amount of revenue the provincial government is taking from the whole provincial economy in the form of taxation, natural resource revenues, user fees and sales (own—source revenue is all revenue except for federal transfers).

Having decreased from a range of 17.6% to 15.7% in 2010/11, own—source revenue to GDP has remained stable in 2011/12 ending the year at 15.7%

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Total revenue increased in 2011/12. This improvement is due primarily to increases in taxation revenue and fees and licences revenue. Natural resource revenue continues to recover at a measured pace and federal contributions have slowed after two years of significant increases.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue explains past trends of natural resource revenue in total and by major category. Natural resource revenue is among the most volatile revenue sources for the province because it is vulnerable to market fluctuations in commodity prices.

Petroleum, natural gas and mineral revenues increased by $48 million over 2010/11. Theses categories of natural resource revenue account for 64% of natural resource revenue.

Forestry revenue increased by $37 million in 2011/12 due to greater volume. The proportion of natural resource revenue derived from forestry increased to 17% in 2011/12.

Water and other resource revenue remained stable decreased by $1 million in the year.

Government—to—Government Transfers to Total Revenue

The ratio of government—to—government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers decreased by $290 million in 2011/12. This decrease was largely due to a decrease in federal transfers for infrastructure programs and a cessation of HST transition funding that had been received in previous years. This trend indicates a decrease in the province’s dependence on federal contributions as they return towards historical levels.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, other, natural resources and economic development, protection of persons and property, transportation, and general government. The health, education and social services functions account for approximately 74% of the province’s total operating costs.

	In Millions
	2007/08	2008/09	2009/10	2010/11	2011/12
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	14,260	15,089	15,482	16,114	17,048
Education	10,000	10,466	11,060	11,171	11,238
Social services	3,045	3,246	3,365	3,384	3,435
Interest	2,237	2,158	2,197	2,252	2,383
Other	1,413	1,677	1,410	1,211	1,414
Transportation	1,398	1,422	1,474	1,580	1,544
Natural resources and economic development	1,959	1,761	1,984	1,995	1,518
Protection of persons and property	1,579	1,588	1,535	1,448	1,512
General government	1,106	809	783	1,044	2,746

Total expense	36,997	38,216	39,290	40,199	42,838

Government spending has increased by 15.8% since 2007/08. Expenses increased by 7% in 2011/12 while revenues increased by 3% in the same period.

In 2011/12, the province increased spending on health by $934 million (6%), education by $67 million(1%) and social services by $51 million (2%). All other program spending in the province increased by $1,456 million (20%), which mainly reflects provision for the one—time repayment of HST transitional funding to the federal government. Interest costs increased by $131 million in 2011/12.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

In 2011/12, provincial operating expenses were $42,838 million, a $2,639 million (7%) increase over 2010/11. Program spending has increased by $5,841 million (16%) since 2007/08 in line with government’s commitment to protect core public services including healthcare, education and social services.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased in 2011/12, indicating that government spending increased at a rate above economic growth as represented by GDP. This increase in spending is mainly related to provision for the one—time repayment of HST transitional funding to the federal government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2010/11 to 2011/12

	In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
2010/11 (Deficit)	39,950	40,199	(249)
Increase in taxation revenue	1,006		1,006
Decrease in federal contributions	(290)		(290)
Increase in natural resource revenue	84		84
Decrease in self—supported Crown corporation net earnings	(247)		(247)
Net increase in other revenue	495		495
One—time repayment of HST transitional funding		1,599	(1,599)
Increase in health expense		934	(934)
Increase in general government expense		103	(103)
Increase in education expense		67	(67)
Increase in protection		64	(64)
Decrease in other expenses		(128)	128
Subtotal of changes in actual results	1,048	2,639	(1,591)

	40,998	42,838
2011/12 (Deficit)			(1,840)

2010/11 Accumulated Surplus			4,274
Accumulated other comprehensive income from self—supported Crown corporations and agencies			23

2011/12 Accumulated Surplus			2,457

The net increase in revenue of $1,048 million over 2010/11 and increased program spending of $2,639 million, resulted in an increase in the deficit of $1,591 million over the prior year. The deficit of $1,840 million in 2011/12, offset by the accumulated other comprehensive income from self—supported Crown corporations and agencies of $23 million, resulted in an ending accumulated surplus of $2,457 million for 2011/12.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Changes from 2011/12 Budget

	In Millions
			Forecast	Surplus
	Revenue	Expense	Allowance	(Deficit)
	$	$	$	$
(Deficit) per Budget March 2011	41,337	41,912	(350)	(925)
Decreased natural resource revenue	(289)			(289)
Decreased self—supported Crown corporations earnings	(261)			(261)
Increased taxation revenue	189			189
Increased federal transfers	127			127
Increased investment earnings	5			5
Decreased other revenues	(110)			(110)
One—time repayment of HST transitional funding		1,599		(1,599)
Decreased health spending		(429)		429
Increased natural resource and economic development spending		171		(171)
Interest savings		(170)		170
Increased social services spending		58		(58)
Decreased education spending		(56)		56
Decreased other program spending		(247)		247
Forecast allowance			350	350
Subtotal of changes in actual results compared to budget	(339)	926	350	(915)

Actual Results	40,998	42,838	0	(1,840)

Revenue was $339 million (1%) lower than the budgeted amount of $41,337 million and expenses were $926 million (2%) higher than the budget of $41,912 million. The most significant change from budget 2011/12 was the recognition of the one—time repayment of HST transitional funding.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2011/12	2010/11
	2011/12	2011/12	2010/11	Budget	vs
	Budget	Actual	Actual	to Actual	2011/12
	$	$	$	$	$
Financial assets	35,999	34,385	32,427	(1,614)	1,958
Less: liabilities	(71,392)	(70,358)	(64,589)	1,034	(5,769)
Net Liabilities	(35,393)	(35,973)	(32,162)	(580)	(3,811)
Less: non—financial assets	38,262	38,430	36,785	168	1,645

Accumulated surplus	2,869	2,457	4,623	(412)	(2,166)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results. At March 31, 2012, the accumulated surplus was $2,457 million, $412 million higher than budget. The $2,166 million increase in accumulated surplus compared to 2010/11 reflects the annual deficit of $1,840 million, plus the change in other comprehensive income of self—supported Crown corporations, which decreased by $326 million.

Financial assets were $1,614 million lower than budget estimates and $1,958 million higher than 2010/11. Compared to 2010/11, cash, cash equivalent, and temporary investments increased by $187 million and loans for the purchase of assets, recoverable from agencies increased by $1,899 million. This is offset by decreases in equity in self—supported Crown corporations and agencies of $19 million and other assets of $109 million.

Liabilities which decreased by $5,769 million over 2010/11, were $1,034 million higher than budget. Compared to 2010/11, self—supported debt increased by $1,912 million and taxpayer—supported debt increased by $2,933 million to fund infrastructure programs.

Non—financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non—financial assets increased by $1,645 million over 2010/11 due to the government’s capital investment in hospitals and health facilities, transportation infrastructure and post—secondary institutions.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2010/11, the province had an accumulated surplus of $4,623 million which decreased to $2,457 million in 2011/12. Despite an annual deficit, the province remains in a strong financial position. The positive operating results of prior years provide the flexibility to protect core public services as the economy strengthens.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2007/08	2008/09	2009/10	2010/11	2011/12
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	5,936	7,249	2,901	3,052	3,239
Accounts receivable	2,871	2,588	2,563	2,408	2,451
Equity in self—supported Crown corporations and agencies	4,972	5,579	7,075	6,695	6,676
Loans for the purchase of assets, recoverable from agencies	7,719	9,149	11,471	12,947	14,846
Other financial assets	6,966	5,751	6,277	7,325	7,173

Total financial assets	28,464	30,316	30,287	32,427	34,385

In 2011/12, financial assets increased by $1,958 million over 2010/11 primarily due to an increase in loans for the purchase of assets, recoverable from agencies to fund infrastructure projects. Recoverable capital loans increased by $1,899 million as the province provided funding to Crown agencies for capital projects and accounts receivable also increased by $43 million. These increases were offset by a decrease of $19 million from equity in self—supported Crown corporations and a decrease of $152 million in other financial assets, which includes a decrease of $389 million in due from other Crown corporations and agencies.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2007/08	2008/09	2009/10	2010/11	2011/12
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer—supported debt	28,512	28,338	31,135	33,079	36,012
Self—supported debt	8,297	11,330	11,552	13,030	14,942
Total financial statement debt	36,809	39,668	42,687	46,109	50,954
Accounts payable and other liabilities	8,087	7,420	7,013	7,628	8,833
Deferred revenue	7,475	9,496	10,083	10,852	10,571

Total liabilities	52,371	56,584	59,783	64,589	70,358

In 2011/12, total liabilities increased by $5,769 million over 2010/11. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Financial statement debt increased by $4,845 million from 2010/11. Taxpayer—supported debt increased in 2011/12 by $2,933 million, while self—supported debt increased by $1,912 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 26. Deferred revenue decreased by $281 million. The year end balance of accounts payable and other liabilities increased by $1,205 million. The large increase in accounts payable and other liabilities was mostly due to provision for the one—time repayment of HST transitional funding of $1,279 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Non—financial Assets

Trend analysis of non—financial assets provides users with information to assess the management of a government’s infrastructure and long—term non—financial assets.

	In Millions
	2007/08	2008/09	2009/10	2010/11	2011/12
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	28,698	30,612	32,291	34,337	35,763
Other assets	1,888	1,986	2,187	2,448	2,667

Total non-financial assets	30,586	32,598	34,478	36,785	38,430

Management of non—financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non—financial assets typically represent resources that government can use in the future to provide services. At March 31, 2012, non—financial assets were $38,430 million which was $1,645 million higher than 2010/11 and $7,844 million higher than 2007/08. The majority of the province’s non—financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in tangible capital assets by $1,426 million in 2011/12, $2,046 million in 2010/11, $1,679 million in 2009/10, $1,914 million in 2008/09 and $1,932 million in 2007/08 to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $1,426 million in 2011/12, and $8,997 million since 2007/08. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2007/08	2008/09	2009/10	2010/11	2011/12
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial asset	28,464	30,316	30,287	32,427	34,385
Less: liabilities	(52,371)	(56,584)	(59,783)	(64,589)	(70,358)
Net liabilities	(23,907)	(26,268)	(29,496)	(32,162)	(35,973)
Less: non—financial assets	30,586	32,598	34,478	36,785	38,430

Accumulated surplus	6,679	6,330	4,982	4,623	2,457

Net liabilities increased by $3,811 million in 2011/12, due to increased spending on public services and investment in infrastructure. The liabilities include deferred revenue of $10,571 million that represents payments and transfers received that will be recognized as revenue in future periods.

While the financial measure of net liabilities has increased, the financial position of the province remains positive as total assets, including both financial assets and investments in capital stock, are greater than the liabilities of the province. Over the past five years, the province’s accumulated surplus has decreased by $4,222 million from $6,679 million in 2007/08 to an accumulated surplus of $2,457 million in 2011/12.

Non—financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the proportion of liabilities used to fund capital infrastructure has decreased slightly from 58.4% in 2007/08 to 54.6% in 2011/12.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The government’s ratio of net liabilities to GDP increased in 2011/12 compared to 2010/11. The increase in net liabilities to GDP is the result of net liabilities increasing at a rate faster than the increase in economic growth as represented by GDP in 2011/12. Net liabilities includes deferred revenue that will be recognized as revenue in future periods as well as obligations to outside parties, including accounts payable and debt.

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the negative range of the chart indicate that government must take a greater share of GDP to support existing operations, reduce the debt burden, or invest in infrastructure.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long—term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2007/08 Actual	2008/09 Actual	2009/10 Actual	2010/11 Actual	2011/12 Actual
	$	$	$	$	$
Gross debt	36,809	39,668	42,687	46,109	50,954
Less: sinking funds assets	(2,649)	(2,134)	(1,329)	(1,410)	(1,491)
Third party guarantees and non—guaranteed debt	477	480	527	455	730
Total provincial debt	34,637	38,014	41,885	45,154	50,193

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $761 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and the inclusion of debt guarantees and non—guaranteed debt. Overall, total provincial debt increased by $5,039 million in 2011/12 because the government borrowed to fund capital projects and working capital requirements. The largest increases in the debt of self—supported crown agencies were the debt of the British Columbia Hydro and Power Authority which increased by $1,268 million and the debt of Transportation Investment Corporation which increased by $631 million. BC Transportation Financing Authority debt increased by $502 million; health sector debt increased by $398 million; education sector debt increased by $484 million; and the debt of other taxpayer—supported entities increased by $604 million. Provincial government direct operating debt increased by $849 million compared to 2010/11.

Taxpayer—supported debt to GDP

The ratio of taxpayer—supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the economy.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s strong fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2011/12, Moody’s Investors Service Inc. gave the province an Aaa (stable) credit rating (2011: Aaa); Standard and Poor’s gave the province an AAA (stable) credit rating (2011: AAA), and Dominion Bond Rating Services gave the province an AA(high) credit rating (2011: AA (high)).

Credit Ratings June 2012

Rating Agency(1)

Jurisdiction	Moody’s Investors Service Inc.	Standard and Poor’s	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AAA	AA
Manitoba	Aa1	AA	A (high)
Ontario	Aa2	AA–	AA (low)
Quebec	Aa2	A+	A (high)
New Brunswick	Aa2	AA–	A (high)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa2	A+	A
Canada	Aaa	AAA	AAA

(1)The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “—”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 125—138.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide core public services. The interest bite has remained relatively stable over the last five years. In 2011/12, the province spent 4.1 cents of each revenue dollar on interest on the provincial debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Non—Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non—hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2007/08, the government has significantly reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in exchange rates.

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•                    economic factors such as commodity prices, personal income, retail sales, population growth, and unexpected shocks such as terrorism, floods and forest fires

•                    outcomes from litigation, arbitration, and negotiations with third parties

•                    changes in federal transfers

•                    utilization rates for government services such as health care, children and family services, or employment assistance

•                    exposure to interest rate fluctuations, foreign exchange rates and credit risk

•                    changes in Canadian generally accepted accounting principles

The following are the approximate effect of changes in some of the key variables on the deficit:

Key Fiscal Sensitivities

Variable	Increase Of	Annual Fiscal Impact ($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$25 to $50(1)
Natural gas prices (Cdn$/gigajoule)	$1	$350 to $390
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($40)
Interest rate	1 percentage point	($102)
Debt	$500 million	($15)

(1) Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Financial Statement Discussion and Analysis Report

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations, and schools, universities, colleges and health organizations (SUCH) sector forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 19 on page 68 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2012

Statement of Responsibility

 for the Summary Financial Statements

  of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Kevin Falcon
KEVIN FALCON
Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Summary Financial Statements

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (“the Government”), which comprise the consolidated statement of financial position as at March 31, 2012, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Summary Financial Statements

Government is responsible for the preparation and fair presentation of these summary financial statements in accordance with Canadian public sector accounting standards, and for such internal control as it determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility under the Auditor General Act is to express an opinion based on my audit as to whether these summary financial statements are presented fairly in accordance with generally accepted accounting principles. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by government, as well as evaluating the overall presentation of the summary financial statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report – Summary Financial Statements

Basis for Qualified Opinion

Failure to fully consolidate the Transportation Investment Corporation

Government has prematurely classified the Transportation Investment Corporation as a government business enterprise, now consolidated in these summary financial statements using the modified equity basis as described in note 1 (c). Under Canadian public sector accounting standards, to be classified as a government business enterprise, an organization must maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. As of March 31, 2012, the Transportation Investment Corporation does not have this characteristic and, therefore, is not properly classified as a government business enterprise. Had this organization been properly classified, it would have been accounted for using the full consolidation method and certain financial statement line items would have changed by a material amount.

Material changes to the summary financial statements, had the Transportation Investment Corporation been fully consolidated:

	Increase/(decrease) $ millions
	2012	2011
Consolidated statement of financial position:
Loans for purchase of assets, recoverable from agencies	(1,779)	(1,148)
Accounts payable and accrued liabilities	519	440
Taxpayer-supported debt	1,779	1,148
Self-supported debt	(1,779)	(1,148)
Tangible capital assets	2,331	1,604
Consolidated statement of operations:
Surplus (deficit) for the year	(97)	(20)

The increase to the deficit for the year relates to realized losses on interest rate hedging transactions that would be recorded as an expense if fully consolidated. Other line items in the consolidated statements of financial position and operations were also impacted by lesser amounts.

The supporting consolidated summary financial statements by sector (pages 86 to 93) and the supporting statements for self-supported Crown corporations and agencies (pages 94 and 95) would also be impacted by this inappropriate classification of the Transportation Investment Corporation and by the summary financial statement changes described above.

MINISTRY OF FINANCE

Independent Auditor’s Report – Summary Financial Statements

Had the Transportation Investment Corporation been properly classified as a taxpayer-supported Crown corporation, the presentation of contractual obligations in note 26 (c) in these summary financial statements would also differ. Contractual obligations for taxpayer-supported Crown corporations (transportation) would have increased by $661 million (2011: $1,114 million), and contractual obligations for self—supported Crown corporations (transportation) would have decreased by $661 million (2011: $1,114 million).

Failure to provide for earned natural gas producer royalty credits

No provision has been made in the summary financial statements for royalty credits earned by natural gas producers under the government’s deep-well drilling program. In this respect the summary financial statements are not in accordance with Canadian public sector accounting standards.

Had a provision been made prospectively, as required by Canadian public sector accounting standards when an issue is raised by an auditor in one period but not corrected until a subsequent period, accounts payable and accrued liabilities as at March 31, 2012, would have been greater by $702 million, natural resources and economic development expenses for the year then ended would have been greater by $702 million and the deficit for the year then ended would have been greater by $702 million.

Inappropriate deferral of government transfers revenue

Government’s accounting treatment for funds received from the Federal Government and other outside entities restricted for the purchase or construction of capital assets is to defer such transfers and recognize as revenue in the statement of operations on the same basis as the related assets are amortized. In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards which require transfers of a capital nature to be recorded in revenue when the funds provided have been used to purchase or construct the capital asset, or to the extent that stipulations imposed by the transferring entity give rise to an obligation, when the obligation is settled.

Had the correction been made prospectively, as required by Canadian public sector accounting standards when an issue is raised by an auditor in one period but not corrected until a subsequent period, deferred revenues as at March 31, 2012, would have been less by $279 million, contributions from the federal government would have been greater by $200 million, miscellaneous revenue would have been greater by $79 million and the deficit for the year then ended would have been less by $279 million.

MINISTRY OF FINANCE

Independent Auditor’s Report – Summary Financial Statements

Failure to disclose required government business enterprise financial information

In the other explanatory information, government is not disclosing condensed supplementary financial information about the financial position and results of operations of certain subsidiaries of government organizations that are accounted for as government business enterprises. In this respect the summary financial statements are not in accordance with Canadian public sector accounting standards.

Had this information been disclosed, the supporting statements for self-supported Crown corporations and agencies on pages 94 and 95 would have been different as follows:

• assets would have been greater by $1,122 million;

• liabilities other than debt would have been greater by $207 million;

• other debt would have been greater by $655 million

• equity would have been greater by $260 million;

• revenues would have been greater by $230 million;

• expenses would have been greater by $148 million; and

• net earnings would have been greater by $82 million.

Amounts in the condensed supplementary financial information reconciling net earnings of self-supported Crown corporations and agencies to equity in self-supported Crown corporations and agencies for the year would have also changed.

In addition, all of the investments in these subsidiaries should have been reported as investments in government business enterprises. Had this been done, equity in self-supported crown corporations and agencies, as reported on the consolidated statement of financial position, would have been greater by $241 million, and other investments would have been less by $241 million. The deficit for the year as reported in the consolidated statement of operations would not have been impacted.

Impact of audit qualifications on the recorded deficit for the year

If the summary financial statements were prepared fully in accordance with Canadian public sector accounting standards, the recorded deficit for the year would have been $520 million higher. The actual deficit for the year would therefore have been $2,360 million.

MINISTRY OF FINANCE

Independent Auditor’s Report – Summary Financial Statements

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2012, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards, which is one of the financial reporting frameworks included in Canadian generally accepted accounting principles.

Basis of Accounting

Without modifying my opinion, I draw attention to Note 1(a) to the summary financial statements, which describes the basis of accounting used in the preparation of these financial statements. In this regard, I note that the basis of accounting under the Budget Transparency and Accountability Act is consistent in all respects with Canadian public sector accounting standards.

/s/ John Doyle, MAcc, CA
Victoria, British Columbia	John Doyle, MAcc, CA
June 29, 2012	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2012

		In Millions
	Note	2012	2011
		$	$
Financial Assets
Cash and cash equivalents		2,177	2,163
Temporary investments		1,062	889
Accounts receivable	3	2,451	2,408
Inventories for resale	4	45	41
Due from other governments	5	943	979
Due from self—supported Crown corporations and agencies	6	476	865
Equity in self—supported Crown corporations and agencies	7	6,676	6,695
Loans, advances and mortgages receivable	8	1,624	1,492
Other investments	9	2,594	2,538
Sinking fund investments	10	1,491	1,410
Loans for purchase of assets, recoverable from agencies	11	14,846	12,947
		34,385	32,427
Liabilities
Accounts payable and accrued liabilities	12	6,467	6,411
Due to other governments	13	2,204	1,058
Due to Crown corporations, agencies and trust funds	14	52	72
Deferred revenue	15	10,571	10,852
Employee pension plans	16	110	87
Taxpayer—supported debt	17	36,012	33,079
Self—supported debt	18	14,942	13,030
		70,358	64,589
Net assets (liabilities)	20	(35,973)	(32,162)

Non—financial Assets
Tangible capital assets	21	35,763	34,337
Restricted assets	22	1,452	1,362
Prepaid program costs	23	636	635
Other assets	24	579	451
		38,430	36,785
Accumulated surplus (deficit)	25	2,457	4,623

Measurement uncertainty	2
Contingencies and contractual obligations	26
Significant events	32

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Stuart Newton
STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2012

	In Millions
	2012		2011
	Estimates (Note 33)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 27)	19,014	19,203	18,197
Contributions from the federal government	7,580	7,707	7,997
Fees and licences	4,707	4,725	4,432
Natural resources (Note 28)	3,100	2,811	2,727
Miscellaneous	2,958	2,830	2,803
Net earnings of self—supported Crown corporations and agencies (Note 7)	2,941	2,680	2,927
Investment income	1,037	1,042	867
	41,337	40,998	39,950
Expense (Note 29)
Health	17,477	17,048	16,114
Education	11,294	11,238	11,171
Social services	3,377	3,435	3,384
Interest	2,553	2,383	2,252
Other	1,823	1,414	1,211
Transportation	1,617	1,544	1,580
Natural resources and economic development	1,347	1,518	1,995
Protection of persons and property	1,322	1,512	1,448
General government	1,102	2,746	1,044
	41,912	42,838	40,199
Surplus (deficit) for the year before unusual items	(575)	(1,840)	(249)
Forecast allowance	(350)
Surplus (deficit) for the year	(925)	(1,840)	(249)
Accumulated surplus (deficit)—beginning of year as restated (Note 25)		4,274	4,523
Accumulated surplus (deficit)—before other comprehensive income		2,434	4,274
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 95)—end of year		23	349
Accumulated surplus (deficit)—end of year		2,457	4,623

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2012

	In Millions
	2012		2011
	Estimates	Actual	Actual
	$	$	$
Surplus (deficit) for the year	(925)	(1,840)	(249)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(4,105)	(3,571)	(4,111)
Amortization of tangible capital assets	2,107	2,039	1,978
Disposals and valuation adjustments	(18)	106	87
	(2,016)	(1,426)	(2,046)
Effect of change in:
Restricted assets		(90)	(71)
Prepaid program costs	4	(1)	(68)
Other assets	(2)	(128)	(122)
	2	(219)	(261)
Effect of self—supported Crown corporations’ and agencies’ other comprehensive income	(136)	(326)	(110)
(Increase) in net liabilities	(3,075)	(3,811)	(2,666)
Net (liabilities)—beginning of year	(32,318)	(32,162)	(29,496)
Net (liabilities)—end of year (Note 20)	(35,393)	(35,973)	(32,162)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2012

	In Millions
	2012			2011
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year(1)			(1,840)	(249)
Non—cash items included in surplus (deficit):
Amortization of tangible capital asset			2,039	1,978
Amortization of public debt deferred revenue and deferred charges			28	26
Concessionary loan adjustments (decrease) increase			(5)	15
Valuation adjustment			208	189
Net earnings of self—supported Crown corporations and agencies			(2,680)	(2,927)
Temporary investments (increase) decrease			(171)	102
Accounts receivable (increase) decrease			(225)	4
Due from other governments decrease (increase)			36	(86)
Due from self—supported Crown corporations and agencies decrease (increase)			389	(657)
Accounts payable increase			55	342
Due to other governments increase			1,146	233
Due to Crown corporations, agencies and funds (decrease) increase			(20)	6
Employee pension plan increase			23	34
Items applicable to future operations (decrease) increase			(444)	552
Contributions of self—supported Crown corporations and agencies			2,358	3,197
Cash derived from operations			897	2,759

Capital Transactions
Tangible capital assets (acquisitions)	123	(3,571)	(3,448)	(4,031)
Cash (used for) capital	123	(3,571)	(3,448)	(4,031)

Investment Transactions
Loans, advances and mortgages receivable (issues)	167	(317)	(150)	(209)
Other investments—net (increase)		(56)	(56)	(61)
Restricted assets—net (increase)		(90)	(90)	(71)
Sinking fund investments—net (increase)	217	(298)	(81)	(81)
Cash (used for) investments	384	(761)	(377)	(422)
Sub—total cash (requirements)			(2,928)	(1,694)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2012

	In Millions
	2012			2011
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub—total cash (requirements) carried forward from previous page			(2,928)	(1,694)
Financing Transactions(2)
Public debt increases	26,822	(21,972)	4,850	3,425
Derived from Warehouse Borrowing Program investments	3,553	(3,553)
(Used for) purchase of assets, recoverable from agencies	7,333	(9,241)	(1,908)	(1,478)
Cash derived from financing	37,708	(34,766)	2,942	1,947
Increase in cash and cash equivalents			14	253
Cash and cash equivalents—beginning of year			2,163	1,910
Cash and cash equivalents—end of year			2,177	2,163
Cash and cash equivalents are made up of:
Cash			1,591	1,584
Cash equivalents			586	579
			2,177	2,163

(1)Interest received during the year was $1,018 million (2011: $862 million). Interest paid during the year was $2,354 million (2011: $2,217 million). Interest received is made up of interest income from the Statement of Operations in the amount of $1,042 million (2011: $867 million) plus the change in accrued interest receivable in the amount of $(24) million (2011: $(5) million). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,383 million (2011: $2,252 million) plus the change in accrued interest payable in the amount of $(29) million (2011: $(35) million).

(2)Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under GAAP. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 83 — 85. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer—supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis.

Self—supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self—supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self—supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self—supported on establishment and during a start up period if they are reasonably expected to meet the definition of self—supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 139.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31), the British Columbia Public School Employers’ Association (June 30), the Insurance Corporation of British Columbia (December 31), and all school districts (June 30).

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 86 — 93. These statements include the operations of the CRF, taxpayer—supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer—supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

1. Significant Accounting Policies—Continued

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health—related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post—secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well—being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub—categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities which cannot be allocated to any of the specifically described sector classifications, such as housing and culture.

Revenue

All revenue is recorded on an accrual basis, except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporate income tax that is recorded on the basis of cash amounts transferred from the federal government.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted for specific programs such as health transfers.

Tax credits/offsets are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue but are not considered valuation allowances. Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts that are neither received nor receivable are not reported as revenue.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

1. Significant Accounting Policies—Continued

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 140. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made. Transfers are deferred if the amount represents prepaid operating expenses.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short—term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short—term investments generally have a maturity of three months or less and are held for the purpose of meeting short—term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short—term investments recorded at the lower of cost or market value. The fair values of short—term investments approximate their carrying values because of the short—term maturity of these instruments. Warehouse Program investments are short—term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self—supported Crown corporations and agencies represents the province’s investment (including long—term advances) in those self—supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty—five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition (which may be adjusted by attributed income). Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

1. Significant Accounting Policies—Continued

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight—line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight—line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re—lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short—term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

1. Significant Accounting Policies—Continued

Public debt is reported under two categories:

(i) Taxpayer—supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii) Self—supported debt—includes the portion of debt of self—supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self—supported organizations as these entities are consolidated on the modified equity basis. Self—supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self—supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long—term, fixed—term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight—line basis. Non—monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off—balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off—balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Public sector generally accepted accounting principles do not recognize other comprehensive income in relation to taxpayer—supported Crowns. Therefore, any transactions relating to other comprehensive income in the taxpayer—supported Crown corporation statements have been reversed. Any recognition of other comprehensive income for self—supported Crown corporations has been reflected in the equity in self—supported Crown corporations and agencies, and in the accumulated surplus (deficit).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

1. Significant Accounting Policies—Continued

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

(e) CHANGES IN ACCOUNTING POLICY

Adoption of International Financial Reporting Standards (IFRS)

Self—supported Crown corporations, except for the British Columbia Hydro and Power Authority, adopted IFRS during the year to comply with Canadian GAAP. The change has been implemented retroactively with a restatement of prior year figures. The effects of this change are to decrease equity in self—supported Crown corporations and agencies by $273 million (2011: $273 million), to decrease the accumulated surplus, beginning of year, by $186 million (2011: $203 million), to increase revenue for 2011 by $17 million, to decrease accumulated other comprehensive income, beginning of year, by $87 million (2011: increase by $47 million), and to decrease annual other comprehensive income for 2011 by $134 million. Details are available from the self—supported Crown corporations’ financial statements on the public website at http://www.fin.gov.bc.ca/pubs.htm.

Classification of restricted assets

During the year, the province changed the financial statement presentation of endowments and other restricted assets reported by post—secondary institutions, school districts, and Crown agencies. In prior years, restricted assets were included in the financial assets section of the Statement of Financial Position. Restricted assets are now included in the non—financial assets section of the Statement of Financial Position because these assets are not available to satisfy the existing obligations of the reporting entity.

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

2. Measurement Uncertainty—Continued

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual(1)
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	162	152	172	(10)	10
Crime Victim Assistance Program	189	180	199	(9)	10
Silviculture Liability	86	77	94	(9)	8
BC Place Revitalization Project	16	11	26	(5)	10
Contaminated Sites	117	105	129	(12)	12
LiveSmart BC Program	67	60	73	(7)	6

Variability arises from uncertainty from the outcomes or the use of estimates.

Revenues
Taxation
Personal Income Tax	5,864	5,564	6,164	(300)	300
Harmonized Sales Tax	5,779	5,579	5,979	(200)	200
Contributions from the Federal Government
Canada Health Transfer payments(2)	3,808	3,768	3,848	(40)	40
Canada Social Transfer payments(3)	1,527	1,515	1,539	(12)	12

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

See note 26(b) with respect to the measurement uncertainty related to environmental remediation liabilities.

(1)Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

(2)Canada Health Transfer payments are transfers from the federal government based on calculations of national and provincial tax points and the provincial share of national population figures.

(3)Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

3. Accounts Receivable

	In Millions
	2012	2011
	$	$
Accounts receivable	2,023	1,985
Taxes receivable	934	895
Accrued interest	235	211
	3,192	3,091
Provision for doubtful accounts	(741)	(683)
	2,451	2,408

4. Inventories for Resale

	In Millions
	2012	2011
	$	$
Properties	14	13
Miscellaneous	31	28
	45	41

Inventories for resale are charged to expense when sold. During the year, the total cost of sales was $157 million (2011: $155 million) including the effect of write—downs of $2 million (2011: $3 million) and the effect of reversals of write—downs of nil (2011: nil). Write—downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2012	2011
	$	$
Government of Canada:
Current	817	854
Long—term	46	53
Provincial governments:
Current	16	14
Local governments:(1)
Current	51	47
Long—term	13	11
	943	979

(1)Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

6. Due from Self—supported Crown Corporations and Agencies

	In Millions
	2012	2011
	$	$
British Columbia Hydro and Power Authority	236	473
British Columbia Lottery Corporation	137	116
Insurance Corporation of British Columbia	101	276
Columbia Power Corporation	2
	476	865

See Statement of Financial Position for Self—supported Crown Corporations and Agencies on page 94 for details.

7. Equity in Self—supported Crown Corporations and Agencies

	In Millions
	2012				2011
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Insurance Corporation of British Columbia		2,884	229	3,113	3,278
British Columbia Hydro and Power Authority	20	3,115	63	3,198	2,880
Columbia Power Corporation	276	153		429	418
British Columbia Railway Company	107	41	(6)	142	147
Transportation Investment Corporation	150	(75)	(229)	(154)	(9)
Provincial Capital Commission					15
British Columbia Lottery Corporation		(18)	(34)	(52)	(34)
	553	6,100	23	6,676	6,695

Change in Equity in Self—supported Crown Corporations and Agencies
Balance—beginning of year	553	5,979	436	6,968	7,231
Prior period adjustments		(201)	(87)	(288)	(156)
Balance—beginning of year restated	553	5,778	349	6,680	7,075
Increase (decrease) in other comprehensive income			(326)	(326)	(110)
Net earnings of self—supported Crown corporations and agencies		2,680		2,680	2,927
Contributions paid to the Consolidated Revenue Fund		(2,137)		(2,137)	(2,978)
Adjustments to contributions paid		(221)		(221)	(219)
Balance—end of year	553	6,100	23	6,676	6,695

See Statement of Financial Position for Self—supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies on pages 94 — 95 for details.

This note does not include commerical subsidiaries of taxpayer—supported Crown corporations and agencies that are reported by those entities on the equity basis. Details are included in Note 9 on page 57 under equity investments and commercial loans and investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2012	2011
	$	$
Loans and Advances
BC student loans	1,079	991
Land Tax Deferment loans	452	394
Construction loans to social housing projects	185	202
Industrial Development Fund commercial loans	8	12
Accountable advances	3	3
Miscellaneous	90	83
	1,817	1,685
Provision for doubtful accounts	(264)	(278)
	1,553	1,407
Mortgages Receivable
Reconstruction Program	72	86
Miscellaneous	1	1
	73	87
Provision for doubtful accounts	(2)	(2)
	71	85
	1,624	1,492

The BC Student Loan Program provides loans to borrowers for higher education. Borrowers are required to repay these loans through a contracted service provider to the province with a floating interest rate of prime plus 2.5%. Amortization of the loans is usually set for 174 months, but borrowers can extend that amortization to a maximum of 234 months. Defaulted loans are due on demand with interest at a floating rate of prime plus 2.5%. The BC Student Loan Program also administers defaulted student loans issued by financial institutions under a guaranteed and risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child who is under the age of 18 at any time in the calendar year. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

8. Loans, Advances and Mortgages Receivable—Continued

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer—supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short—term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The Industrial Development Fund provided loans to assist the establishment of new industry, the introduction of new technology to existing industry, or the development of a region of British Columbia. These loans incur interest at rates ranging from 0% to 7.75%. The Industrial Development Fund was eliminated pursuant to the repeal of the Industrial Development Incentive Act under the Budget Measures Implementation Act, 2002. No loans were issued after March 31, 2002.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work.

The program was administered by the Homeowner Protection Office (HPO), a provincial Crown corporation, and provided financial assistance in one of the following ways:

•                  Interest free loans provided by the HPO to homeowners;

•                  Interest free deferred payment loans provided by the HPO to homeowners over 65 years of age;

•                  Guarantees and interest subsidies on loans provided by financial institutions to homeowners; or

•                  Interest subsidies on loans provided by Canada Mortgage and Housing Corporation to housing cooperatives.

Effective July 31, 2009, the HPO stopped accepting new applicants, and effective April 1, 2010, responsibility for the ongoing management of the Reconstruction Loan Program was transferred to the Ministry of Finance. It is still governed by the Homeowner Protection Act, but is now known as the Reconstruction Loan Portfolio. (Note: Financial assistance is secured by registered mortgages).

Miscellaneous mortgages receivable have terms less than a year with interest rates of up to 3.95%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

9. Other Investments

	In Millions
	2012	2011
	$	$
Pooled investment portfolios	741	711
Provincial government bonds	494	468
Equity investments	460	377
Commercial loans and investments	281	366
Government of Canada bonds	142	124
Municipal, corporate and other bonds	119	182
British Columbia Ferry Services Inc	75	75
Miscellaneous	282	235
	2,594	2,538

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $661 million (2011: $763 million).

Equity investments have a market value of $505 million (2011: $437 million). They include investments in Canadian, U.S. and international equity markets. Also included in equity investments are investments by the University of British Columbia, University of Victoria and Simon Fraser University in subsidiaries that are reported on the equity basis. The total investment reported for these entities is $33 million (2011: $26 million).

Provincial bonds of various provinces have a market value of $512 million (2011: $481 million), with yields ranging from 1.5% to 11.0%. Maturity dates range from June 1, 2012 to June 2, 2062.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $281 million (2011: $366 million) investment in power development joint ventures.

Municipal, corporate and other bonds have a market value of $228 million (2011: $176 million) with yields ranging from 0.0% to 9.00%. Maturity dates range from April 2, 2012 to December 31, 2108.

Government of Canada bonds have a market value of $146 million (2011: $126 million), with yields ranging from 0.3% to 5.00%. Maturity dates range from June 1, 2012 to December 1, 2045.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non—voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $291 million (2011: $233 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

10. Sinking Fund Investments

	In Millions
	2012	2011
	$	$
Sinking fund investments related to taxpayer—supported debt	1,386	1,313
Sinking fund investments related to self—supported debt	105	97
	1,491	1,410

	In Millions
	2012	2011
	$	$
Provincial government bonds	1,412	1,229
Local government bonds	68	155
Pooled investment portfolios	11	10
Cash		16
	1,491	1,410

Provincial bonds of various provinces have a market value of $1,636 million (2011: $1,326 million), with yields ranging from 0.82% to 4.33%. Maturity dates range from April 17, 2012 to February 15, 2050.

Local government bonds have a market value of $75 million (2011: $164 million), with yields ranging from 1.02% to 8.50%. Maturity dates range from May 8, 2012 to November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Pooled investment portfolios have a market value of $11 million (2011: $10 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short—term unitized funds that hold money market instruments.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2012	2011
	$	$
British Columbia Hydro and Power Authority	12,968	11,700
Transportation Investment Corporation	1,779	1,148
British Columbia Lottery Corporation	90	85
Improvement districts	9	14
	14,846	12,947

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2012	2011
	$	$
Accounts payable	2,386	2,407
Other accrued estimated liabilities(1)	1,792	1,751
Accrued employee leave entitlements (see table below)	1,690	1,684
Accrued interest on debt	599	569
	6,467	6,411

(1)Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

	In Millions
	2012	2011
	$	$
Accrued employee leave entitlements
Vacation, compensatory time off, sick bank	730	670
Retirement allowance	664	762
Long—term disability	236	202
Worker compensation benefits	60	50
	1,690	1,684

Across the reporting entity, there are a variety of employee benefit plans with different terms that provide for post—employment benefits, compensated absences and termination benefits. The province is responsible for adequately funding most of the plans. The cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs.

The province accrues a liability for vacation pay, compensatory time off and banked sick time. Part of the liability is based on actuarial valuations.

The province provides termination payments under various collective agreements. The amounts payable are based on years of service and annual salary.

Amounts recorded in the financial statements relating to long—term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year—end.

Amounts recorded for worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

13. Due to Other Governments

	In Millions
	2012	2011
	$	$
Government of Canada:
Current	549	217
Long—term	1,492	547
Provincial governments:
Current	31	22
Long—term	18	6
Local governments:(1)
Current	114	266
	2,204	1,058

(1)Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

14. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2012	2011
	$	$
British Columbia Liquor Distribution Branch	9	9
Trust funds	43	63
	52	72

15. Deferred Revenue

	In Millions
	2012	2011
	$	$
Petroleum, natural gas and minerals, leases and fees	3,785	4,355
Deferred contributions	2,937	2,846
Federal contributions	1,197	1,217
Federal and municipal infrastructure project revenues	1,122	992
Unearned lease revenue	642	558
Motor vehicle licences and permits	255	249
Tuition	164	151
Water rentals and recording fees	113	95
Medical Services Plan premiums	68	60
Derivative debt instruments	52	97
Forest Stand Management Fund	10	11
Miscellaneous	226	221
	10,571	10,852

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

16. Employee Pension Plans

	In Millions
	2012	2011
	$	$
Teachers’ Pension Plan	107	84
Members of the Legislative Assembly Superannuation Account	3	3
	110	87

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non—Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan. The accrued benefit obligation for these other pension plans is $574 million (2011: $488 million), with estimated pension fund assets of $522 million (2011: $478 million), and an unamortized actuarial gain (loss) of $(59) million (2011: $(12) million). The accrued net (liability) asset is $7 million (2011: $2 million).

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia (ICBC). Net assets or net liabilities of the pension funds are included in the investment balance of the particular Crown corporation or agency. Total accrued benefit obligations equal $4,378 million (2011: $4,342 million), with estimated pension fund assets of $3,436 million (2011: $3,753 million), and an unamortized actuarial gain (loss) of $(1,028) million (2011: $(1,007) million), and a derecognition of surplus assets of $8 million (2011: nil) related to the adoption of International Financial Reporting Standards by ICBC. The accrued net asset is $78 million (2011: $418 million).

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

16. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short—term in nature.

The reported net assets or net obligations of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2011/12 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long—term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

16. Employee Pension Plans—Continued

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/11	Dec 31/09	Dec 31/08	Aug 31/09
Date of audited financial statements	Mar 31/11	Dec 31/10	Dec 31/10	Aug 31/11
Expected long—term rate of return	6.50%	6.50%	6.50%	6.50%
Assumed rate of salary escalation	3.75%	3.75%	3.75%	3.75%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2012, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	14,768	18,332	16,369	2,574	52,043
Pension fund assets	15,090	17,843	15,195	2,644	50,772
	(322)	489	1,174	(70)	1,271
Unamortized actuarial gain (loss)	(471)	(1,472)	(960)	(177)	(3,080)
Accrued net obligation (asset)	(793)	(983)	214	(247)	(1,809)

(e) The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2011 for each plan are: College Pension Plan 3.0% (2011: 9.9%), Public Service Pension Plan 3.2% (2011: 10.0%), Municipal Pension Plan 3.3% (2011: 9.8%), and Teachers’ Pension Plan 3.1% (2011: 9.6%).

(f) The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $63 million (2011: $61 million), the Public Service Pension Plan $302 million (2011: $294 million), the Municipal Pension Plan $547 million (2011: $490 million), and the Teachers’ Pension Plan $366 million (2011: $360 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

17. Taxpayer—supported Debt(1)

	In Millions
					2012	2011
					Canadian	Canadian
	Year of	Canadian	US	Other	Dollar	Dollar
	Maturity	Dollar	Dollar(2)	Currencies(2)	Total	Total
		$	$	$	$	$
Short—term promissory notes	2012				0	2,570
	2013	2,216	752		2,968	0
Notes, bonds and debentures(3)	2012				0	2,562
	2013	741			741	681
	2014	1,653	590		2,243	2,234
	2015	2,109		84	2,193	2,185
	2016	229	1,500		1,729	1,721
	2017	483	1,442		1,925	132
	2018—2022	7,576	742	658	8,976	6,336
	2023—2027	3,903			3,903	3,825
	2028—2032	3,372		96	3,468	3,986
	2033—2037	1,153			1,153	1,149
	2038—2042	3,616		56	3,672	3,606
	2043—2047	2,528			2,528	1,874
	2048—2052	147			147	92
	2053—2057	130			130	0
Capital leases	2013—2048	184			184	195
Total debt issued at face value		30,040	5,026	894	35,960	33,148
Unamortized discount					53	(61)
Unrealized foreign exchange gains (losses)					(1)	(8)
Total taxpayer—supported debt					36,012	33,079

The effective interest rates (weighted average) as at March 31 on the above debt are:

2012	4.44%
2011		5.01%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)All foreign currency denominated debt as at March 31, 2012 was hedged to Canadian dollars—US$4,889 million was fully hedged to CAD$5,026 million; 700 million Swiss Francs was fully hedged to CAD$754 million; 527 million Hong Kong dollars was fully hedged to CAD$84 million; and 40 million Euro was fully hedged to CAD$56 million.

(3)Notes, bonds and debentures includes $1,925 million (2011: $1,801 million) in public private partnership obligations and $82 million (2011: $87 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

17. Taxpayer—supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,510 million (2011: $3,510 million) at a weighted average interest rate of 5.39% (2011: 5.98%). These debentures mature at various dates from May 8, 2012 to November 9, 2040 with interest rates varying between 2.24% and 9.45%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $335 million (2011: $311 million) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $278 million (2011: $270 million) secured by land and buildings.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2013	993
2014	2,386
2015	2,368
2016	1,651
2017	2,119
2018—2057	20,100
Total of stated minimum payments	29,617

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between one year and forty—two years, with interest rates ranging between 0% and 7.25%.

Major leases include: PHH Vehicle Management Services Inc. of $11 million (2011: $22 million); health organizations of $114 million (2011: $114 million); post—secondary institutions of $46 million (2011: $44 million); and other entities in the government reporting entity of $13 million (2011: $13 million). Details of leases held outside the Consolidated Revenue Fund are available from the entity financial statements on the public website at http://www.fin.gov.bc.ca/pubs.htm.

The PHH leases are accounted for by the province as capital leases. The province first entered into a contract with PHH in 1998 which expired on January 31, 2006. A new contract was awarded for seven years ending January 31, 2013, with the option of a single two year extension exercised in 2011 thereby extending the contract to January 31, 2015. The original capital lease obligation is recorded based on the PHH purchase price of the lease vehicles which is equivalent to the fair market value of the assets that are amortized for either six or seven years. No residual values are assigned. The province is billed monthly for the amortization, interest, and other lease charges and adjustments. Interest charges are based on varying rates that depend on the thirty day banker’s acceptance rate quoted by the Bank of Canada. The lease provides for an option to purchase any time after the first twelve months of a vehicle’s lease for the greater of its fair market or net book value, plus applicable taxes.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

17. Taxpayer—supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
Canadian
Dollar
$
2013	25
2014	18
2015	13
2016	11
2017	10
2018—2048	256
Total minimum lease payments	333
Less imputed interest.	(149)
Total capital lease liability	184

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

18. Self—supported Debt(1)

	In Millions
				2012	2011
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar(2)	Total	Total
		$	$	$	$
Short—term promissory notes	2012			0	2,702
	2013	2,200	933	3,133	0
Notes, bonds and debentures	2012			0	450
	2013	200		200	200
	2014	500	290	790	790
	2015	325		325	325
	2016	150		150	150
	2017			0	0
	2018—2022	2,871	204	3,075	3,075
	2023—2027	400	593	993	989
	2028—2032	2,499		2,499	1,908
	2033—2037		353	353	351
	2038—2042	1,524		1,524	1,524
	2043—2047	1,400		1,400	100
	2048—2052	421		421	370
Total debt issued at face value		12,490	2,373	14,863	12,934
Unamortized premium				13	20
Unrealized foreign exchange gain				66	76
Total self—supported debt				14,942	13,030

The effective interest rates (weighted average) as at March 31 on the above debt are:

2012	4.66%
2011		4.61%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)Foreign currency denominated debt as at March 31, 2012 includes US$2,115 million (CAD$2,373 million), of which US$1,888 million was fully hedged to CAD$2,147 million and US$227 million was unhedged (CAD$226 million).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $148 million (2011: $148 million) at a weighted average interest rate of 4.94% (2011: 4.94%). These debentures mature at various dates from June 11, 2017 to June 9, 2039, with interest rates varying between 4.75% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2011: nil).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

18. Self—supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2013	200
2014	790
2015	325
2016	150
2017	0
2018—2052	10,032
Total of stated minimum payments	11,497

19. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with interest rate fluctuations, foreign exchange rate fluctuations and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to interest rate and foreign exchange risks.

Derivatives used by the province include interest rate swaps, cross—currency swaps and forward foreign exchange contracts. A derivative instrument is a financial contract with a financial institution or counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure contained in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives by type, outstanding at March 31, 2012, based on the notional amounts of the contracts. The notional amounts of derivative financial instruments are the face amounts that are used to calculate interest payments made on those instruments. There is no exchange of the notional amounts in interest rate swaps. Cross—currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Taxpayer—supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross—	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps(1)	Swaps(1)	Contracts(1)	Total
		$	$	$	$
	2013		240	955	1,195
	2014	590	590	436	1,616
	2015	84			84
	2016	1,500	1,500		3,000
	2017	1,442	2		1,444
	2018—2022	1,400	748		2,148
	2023—2027		148		148
	2028—2032	96	593		689
	2033—2037	41	22		63
	2038—2042	56	100		156
Total		5,209	3,943	1,391	10,543

(1)March 31, 2012, fair market valuation was an unrealized loss of $140 million (2011: $278 million loss) on cross—currency swaps, an unrealized gain of $445 million (2011: $234 million gain) on interest rate swaps, an unrealized gain of nil (2011: $6 million gain) on advanced rate setting arrangements and an unrealized loss of $15 million (2011: nil) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

Self—supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross—	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps(2)	Swaps(2)	Contracts(2)	Total
		$	$	$	$
	2013		200	934	1,134
	2014	290	840		1,130
	2015				0
	2016				0
	2017				0
	2018—2022		500	204	704
	2023—2027		300	436	736
	2028—2032				0
	2033—2037			283	283
	2038—2042				0
Total		290	1,840	1,857	3,987

(2)March 31, 2012, fair market valuation was an unrealized loss of $92 million (2011: $98 million loss) on cross—currency swaps, an unrealized loss of $106 million (2011: $12 million loss) on interest rate swaps, an unrealized loss of nil (2011: $50 million loss) on advanced rate setting agreements and an unrealized loss of $100 million (2011: $83 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $24,806 million (2011: $22,850 million), allow floating rate exposure up to 45.00% (2011: 45.00%) of this portion of the taxpayer—supported debt. At March 31, 2012, floating rate debt exposure was 25.20% (2011: 23.20%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 40.00% (2011: 40.00%) of their debt that totals $12,978 million (2011: $11,710 million). At March 31, 2012, floating rate debt exposure for BC Hydro was 25.20% (2011: 28.60%) of their debt.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2012, a one percent change in interest rates would impact the annual debt servicing expense by $66 million (2011: $52 million) for the taxpayer—supported debt portfolio and $37 million (2011: $37 million) for the self—supported debt portfolio.

At March 31, 2012, swap agreements relating to investments held by taxpayer—supported portfolios included interest rate swaps totalling $84 million (2011: $84 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross—currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $24,806 million (2011: $22,850 million), allow unhedged foreign debt exposure up to 10.00% (2011: 10.00%) of this portion of the taxpayer—supported debt. At March 31, 2012, unhedged foreign debt exposure, in Japanese yen was 0.0% (2011: 1.85%) of the government direct debt portfolio.

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2011: 5.00%) of its debt, which totals $12,978 million (2011: $11,710 million). At March 31, 2012, 0.90% (2011: 1.00%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2012, a one Japanese yen change versus the value of the Canadian dollar would impact the annual debt servicing costs for the taxpayer—supported debt portfolio by nil (2011: $2 million); and a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self—supported debt portfolio by $1 million (2011: $1 million).

At March 31, 2012, swap agreements relating to investments held by taxpayer—supported portfolios included cross—currency swaps totalling $41 million (2011: $41 million), and forward currency contracts $203 million (2011: $199 million).

Credit risk

Credit risk is the risk that the province will incur financial loss due to a counterparty defaulting on its financial obligation to the province. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

20. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 43) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

21. Tangible Capital Assets

	In Millions
	2012	2011
	$	$
Land and land improvements	4,260	4,168
Buildings (including tenant improvements)	17,922	16,916
Highway infrastructure	8,965	8,561
Transportation equipment	1,745	1,820
Computer hardware and software	981	1,018
Other	1,890	1,854
	35,763	34,337

See Consolidated Statement of Tangible Capital Assets on page 96.

The estimated useful lives of the more common tangible capital assets are: buildings (useful life or 5—70 years); highway infrastructure (15—40 years); transportation equipment (including rapid transit, ferries and related infrastructure) (2—100 years); computer hardware and software (1—10 years); major software systems (1—15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1—30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 1—50 years, over the lease term, or over the lesser of the lease term and the life of the asset.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain (including the Millennium Line) system and the West Coast Express. These assets are made available to SCBCTA for their use under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCT are for one dollar per year under an initial 15—year term to 2014, with additional five—year renewal periods upon the agreement of BCT and SCBCTA. The net book value of these assets is $681 million (2011: $713 million). The operating lease arrangements between SCBCTA and RTP are for one dollar per year under an initial 11 year, 7 month term to 2014, with additional five—year renewal periods upon the agreement of RTP and SCBCTA. The net book value of these assets is $825 million (2011: $838 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

22. Restricted Assets

	In Millions
	2012	2011
	$	$
Endowment funds	1,402	1,312
Restricted contributions	50	50
	1,452	1,362

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, and taxpayer—supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent. Restricted assets also include $50 million (2011: $50 million) in the British Columbia Innovation Council.

23. Prepaid Program Costs

	In Millions
	2012	2011
	$	$
Prepaid program costs	636	635

The prepaid program costs include deferred costs associated with the BC Timber Sales Program and other prepaid operating costs. Also included in these amounts are inventories of supplies and other not—for—resale items held by taxpayer—supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2012, the total inventories held for use or consumption was $306 million (2011: $288 million). During the year, the total expense due to the consumption of inventories was $1,157 million (2011: $1,129 million) including the effect of write—downs of $2 million (2011: $14 million) and the effect of reversals of write—downs of nil (2011: nil).

24. Other Assets

	In Millions
	2012	2011
	$	$
Deferred debt instrument costs	534	394
Other deferred costs	45	57
	579	451

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

25. Accumulated Surplus (Deficit)

	In Millions
	2012	2011
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported(1)	4,396	4,705
Adjustments to accumulated surplus (deficit)(2),(3)	(122)	(182)
Accumulated surplus (deficit)—beginning of year as restated	4,274	4,523
Surplus (deficit) for the year(4)	(1,840)	(249)
Accumulated surplus (deficit)—before other comprehensive income	2,434	4,274
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 95)—beginning of year	349	459
Other comprehensive income from self—supported Crown corporations and agencies (see page 95)	(326)	(110)
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 95)—end of year	23	349
Accumulated surplus (deficit)—end of year	2,457	4,623

(1)	The opening accumulated surplus (deficit) figures for April 1, 2011 and April 1, 2010 are reported before accumulated other comprehensive income

(2)	During 2011/12, adjustments were made to the opening accumulated surplus for 2010/11 as follows:
	Insurance Corporation of British Columbia restatement related to adoption of International Financial Reporting Standards (IFRS)	(236)
	Transportation Investment Corporation restatement related to adoption of IFRS	(39)
	University of British Columbia restatement of UBC Properties Trust	(25)
	Restatement of Social Services Tax, Motor Fuel Tax, and Hotel Tax	(21)
	British Columbia Lottery Corporation restatement related to adoption of IFRS	(19)
	British Columbia Transit restatement related to adoption of Public Sector Accounting Standards	(13)
	Restatement for correction of error in accounts payable	33
	British Columbia Railway Company restatement related to adoption of IFRS	55
	Columbia Power Corporation restatement related to adoption of IFRS	36
	Columbia Basin Trust restatement related to their power project government business enterprises’ adoption of IFRS	32
	Restatement for PharmaCare Cost Recovery Agreement receivables	8
	Restatement of debt issue costs	7
	Total	(182)

(3)	During 2011/12, adjustments were made to the opening accumulated surplus for 2011/12 for the following items:

	Insurance Corporation of British Columbia restatement related to adoption of IFRS	(233)
	Transportation Investment Corporation restatement related to adoption of IFRS	(39)
	University of British Columbia restatement of UBC Properties Trust	(30)
	Restatement of Social Services Tax, Motor Fuel Tax, and Hotel Tax	(21)
	British Columbia Lottery Corporation restatement related to adoption of IFRS	(19)
	British Columbia Transit restatement related to adoption of Public Sector Accounting Standards	(16)
	Restatement for correction of error in accounts payable	69
	British Columbia Railway Company restatement related to adoption of IFRS	60
	Columbia Power Corporation restatement related to adoption of IFRS	45
	Columbia Basin Trust restatement related to their power project government business enterprises’ adoption of IFRS	42
	Restatement for PharmaCare Cost Recovery Agreement receivables	14
	Restatement of debt issue costs	6
	Total	(122)

(4)	During 2011/12, adjustments were made to the reported deficit figure for the 2010/11 fiscal year as follows:

	Insurance Corporation of British Columbia restatement related to adoption of IFRS	3
	University of British Columbia restatement of UBC Properties Trust	(5)
	British Columbia Transit restatement related to adoption of Public Sector Accounting Standards	(3)
	Restatement for correction of error in accounts payable	36
	British Columbia Railway Company restatement related to adoption of IFRS	5
	Columbia Power Corporation restatement related to adoption of IFRS	9
	Columbia Basin Trust restatement related to their power project government business enterprises’ adoption of IFRS	10
	Restatement for PharmaCare Cost Recovery Agreement receivables	6
	Restatement of debt issue costs	(1)
	Total	60

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

26. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2012 was $398 million (2011: $405 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2012, totalled $36 million (2011: $58 million). See Consolidated Statement of Guaranteed Debt on page 97 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2012	2011
	$	$
Property access disputes	550	56
Damage to persons or property	370	22
Tax disputes	89	49
Negligence and miscellaneous	54	19
Contract disputes	10	14
	1,073	160

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2012 was $129 million (2011: $131 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $98 million (2011: $105 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean—up

The province is responsible for the environmental clean—up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $132 million (2011: $136 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean—up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean—up costs, not already accrued for sites under evaluation, are approximately $12 million (2011: $12 million) as at March 31, 2012. In addition, the Ministry of Energy and Mines has determined possible net liabilities of approximately $651 million (2011: $663 million) for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean—up costs is not currently determinable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2012—Continued

26. Contingencies and Contractual Obligations—Continued

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern—day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2012, there were forty—nine treaty tables in various stages of negotiation, representing two—thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

The Final Agreement with the Maa—nulth First Nations came into effect on April 1, 2011, at which time 22,467 hectares of provincial Crown land was transferred to the Maa—nulth First Nations.

On November 13, 2008, an Incremental Treaty Agreement was signed with the Tla—o—qui—aht First Nation that committed to the transfer of 63 hectares of provincial Crown land as milestones are reached toward a Final Agreement. As of March 31, 2012, 16.3 hectares have been transferred.

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011 and by the provincial government on June 2, 2011. The Final Agreement requires ratification by the Parliament of Canada, which is pending. The treaty will take effect after federal ratification, on a date agreed to by the parties. Through treaty the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,749 hectares of provincial Crown lands.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement tables are as follows:

• In—SHUCK—ch, 15,016 hectares

• Lheidli T’enneh, 3,416 hectares

• Sechelt, 933 hectares

• Sliammon, 6,406 hectares

• Yekooche, 5,960 hectares

• K’omoks, 1,733 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2012 was approximately $443 million (2011: $421 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

26. Contingencies and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i) The BC Transportation Financing Authority has contingent liabilities of $145 million (2011: $102 million) remaining after deducting the estimated settlement expense currently accrued from gross claims outstanding for capital projects.

(ii) Powerex, a wholly owned subsidiary of BC Hydro, has been named, along with other energy suppliers, as a defendant in a number of US lawsuits and regulatory proceedings regarding alleged market manipulation of energy prices in the California wholesale electricity markets during part of 2000 and 2001. Powerex has obtained dismissals of all but one of the lawsuits. Powerex has obtained an indefinite stay of this remaining lawsuit pending resolution of related proceedings before the Federal Energy Regulatory Commission (FERC). Due to the ongoing nature of the regulatory and legal proceedings against Powerex, management cannot predict the outcomes.

(iii) The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple—year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future—oriented financial information about non-discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

26. Contingencies and Contractual Obligations—Continued

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www.fin.gov.bc.ca/ocg/pa/11_12/Contractual_Obligations.pdf.

	In Millions
						2018 and
	2013	2014	2015	2016	2017	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	1,947	586	509	372	320	5,090	8,824
Education	113	54	6	1			174
Social services	153	9	3	2	1	2	170
Other	458	349	392	395	398	2,334	4,326
Transportation	1,232	753	402	342	316	10,998	14,043
Natural resources and economic development	231	71	39	31	28	171	571
Protection of persons and property	383	365	357	358	340	5,172	6,975
General government	518	520	322	291	278	676	2,605
	5,035	2,707	2,030	1,792	1,681	24,443	37,688
Self—supported Crown corporations and agencies
Transportation	501	97	39	6	6	12	661
Natural resources and economic development	2,781	1,982	1,770	1,575	1,653	48,038	57,799
Protection of persons and property	5	5	5	5	5	25	50
General government	33	30	26	22	17	48	176
	3,320	2,114	1,840	1,608	1,681	48,123	58,686
Total	8,355	4,821	3,870	3,400	3,362	72,566	96,374

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

27. Taxation Revenue

	In Millions
	2012	2011
	$	$
Personal income	5,861	5,361
Harmonized sales	5,779	4,176
Property	1,911	1,918
Corporate income	1,629	1,658
Social service	62	1,330
Other	3,961	3,754
	19,203	18,197

Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Deductions allowable in the calculation of personal income tax revenue were $94.1 million (2011: $94.8 million) and corporate income tax were $443.0 million (2011: $422.0 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, training, film and production services, scientific and experimental development tax and mining flow—through share.

Personal income tax revenue was also reduced by $110.0 million (2011: $139.1 million) for the BC Tax Reduction and by $184.0 million (2011: $166.9 million) for the low income climate action tax credit and by $314.1 million (2011: $213.8 million) for the BC Harmonized Sales Tax credit.

Personal income tax revenue was further reduced by $4.4 million (2011: $6.0 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Personal and corporate income tax refunds are issued under the International Business Activity Act. Personal income tax refunds were $0.04 million (2011: nil) and corporate income tax refunds were $19.6 million (2011: $22.7 million).

Property tax revenue was recorded net of home owner grants of $785.0 million (2011: $717.0 million).

28. Natural Resource Revenue

	In Millions
	2012	2011
	$	$
Petroleum, natural gas and minerals	1,797	1,749
Forests	474	437
Water and other	540	541
	2,811	2,727

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, 2% incentive, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $496.6 million (2011: $469.3 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

29. Expense

	In Millions
	2012	2011
	$	$
Total Expense by Group Account Classification
Salaries and benefits	16,490	15,922
Government transfers	9,856	9,736
Operating costs	9,823	9,630
Interest(1)	2,383	2,252
Amortization	2,039	1,978
Other	2,247	681
	42,838	40,199

(1)Includes foreign exchange loss amortization of $19 million (2011: loss amortization of $9 million).

30. Valuation Allowances

	In Millions
	2012	2011
	$	$
Accounts receivable	183	151
Loans, advances and mortgages receivable	23	29
Tangible capital assets	2	7
Inventories for resale		2
	208	189

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 29, and represent the write—down of assets and liabilities in the above Consolidated Statement of Financial Position categories.

31. Trusts Under Administration(1)

	In Millions
	2012	2011
	$	$
Public Guardian and Trustee of British Columbia(2) —administered by government officials	878	831
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	101	66
Credit Union Deposit Insurance Corporation of British Columbia(3) —administered by various government officials and a non—government investment corporation	373	336
Other trust funds(4) —administered by various government officials	284	265
	1,636	1,498

(1)Indicates the equity balance.

(2)Public Guardian and Trustee of British Columbia converted to International Financial Reporting Standards in fiscal 2012. The information is draft and unaudited as at March 31, 2012.

(3)Credit Union Deposit Insurance Corporation of British Columbia converted to International Financial Reporting Standards in fiscal 2012. The financial statements are draft and unaudited as at March 31, 2012.

(4)The comparative figure for other trust funds has been restated to conform with the current year’s presentation.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

32. Significant Events

The province recognized an expense of $1,599 million related to the repayment of transitional funding for the Harmonized Sales Tax.

33. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function on pages 4 — 6 of the Estimates, Fiscal Year Ending March 31, 2012, presented to the Legislative Assembly May 3, 2011.

34. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 25.

35. Asset Retirement Obligations(1)

	In Millions
	2012	2011
	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Education	20	9
Health	16	12
Natural resources and economic development	4	7
Social services	1
Other		3
	41	31
Self—supported Crown corporations and agencies
Transportation	92	58
Natural resources and economic development	47	44
General Government	1	1
	140	103
	181	134

(1)Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self—supported Crown corporations’ balances in the Transportation and General Government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2012—Continued

36. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2012	2011
	$	$
Financial assets	82	73
Liabilities	109	103
Net liabilities	(27)	(30)
Non—financial assets	51	48
Accumulated surplus (deficit)	24	18

Consolidated Statement of Operations

	In Millions
	2012	2011
	$	$
Revenue	145	156
Expenses	139	154
Surplus (deficit) for the year	6	2
Accumulated surplus (deficit)—beginning of year	18	16
Accumulated surplus (deficit)—end of year	24	18

37. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate—regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate—regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2012 of $2,466 million (2011: $2,160 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2012 of $306 million (2011: $447 million). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2012

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund(1)

Health Sector

BC Academic Health Council

British Columbia Health Services Purchasing Organization

Bella Coola General Hospital

Canadian Blood Services(2)

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Leading Edge Endowment Fund

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2012—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education(3)

The University of British Columbia

Thompson Rivers University

Trades Training Consortium of British Columbia(3)

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Forestry Innovation Investment Ltd

Nechako—Kitamaat Development Fund Society

Oil and Gas Commission

Pacific Carbon Trust Inc.

Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property Sector

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2012—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association

Crown Corporations Employers’ Association(3)

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post—Secondary Employers’ Association

Provincial Capital Commission(4)

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

BCIF Management Ltd(5),(9)

British Columbia Hydro and Power Authority(5)

British Columbia Liquor Distribution Branch(6)

British Columbia Lottery Corporation(6)

British Columbia Railway Company(7)

Columbia Power Corporation(5)

Insurance Corporation of British Columbia(8)

Transportation Investment Corporation(7)

(1)The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 86) and on the Consolidated Statement of Operations by Sector (page 90).

(2)This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

(3)These organizations were included in operations for the first time during the fiscal year.

(4)During the fiscal year this organization was changed from a self—supported to a taxpayer—supported Crown corporation.

(5)These organizations were included in the Natural Resources and Economic Development Sector results.

(6)These organizations were included in the General Government Sector results.

(7)These organizations were included in the Transportation Sector results.

(8)This organization was included in the Protection of Persons and Property Sector results.

(9)This organization was wound up during the fiscal year.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2012

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	575	560	1,386	1,244	7	4	(33)	32	102	87
Temporary investments	352	298	401	336	16	10			93	81
Accounts receivable	301	293	360	395	63	58	286	245	53	39
Inventories for resale	2	1	30	28
Due from the Province of British Columbia	3	1	8	8	3	1				4
Due from other governments	79	112	77	84	43	25			61	109
Due from self–supported Crown corporations and agencies
Equity in self–supported Crown corporations and agencies										15
Loans, advances and mortgages receivable	14	13	865	777					256	288
Other investments	132	121	1,498	1,402		4	9	9	447	436
Sinking fund investments			51	84			1,491	1,410
Loans for purchase of assets, recoverable from agencies							20,889	18,503
	1,458	1,399	4,676	4,358	132	102	22,642	20,199	1,012	1,059

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2012

	In Millions
			Natural Resources
			and Economic		Protection of Persons
	Transportation		Development		and Property		General Government(3)		Adjustments(4)		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	144	142	129	190	11	20	(120)	(116)	(24)		2,177	2,163
Temporary investments			200	164							1,062	889
Accounts receivable	49	66	385	376	95	87	972	947	(113)	(98)	2,451	2,408
Inventories for resale			8	7	2	2	3	3			45	41
Due from the Province of British Columbia	38	40	7	1					(59)	(55)	0	0
Due from other governments	90	135	68	103	182	105	343	306			943	979
Due from self–supported Crown corporations and agencies			238	473	101	276	137	116			476	865
Equity in self–supported Crown corporations and agencies	(12)	138	3,627	3,298	3,113	3,278	(52)	(34)			6,676	6,695
Loans, advances and mortgages receivable			348	259	1	1	453	395	(313)	(241)	1,624	1,492
Other investments	76	76	397	465	35	25					2,594	2,538
Sinking fund investments	1,091	846							(1,142)	(930)	1,491	1,410
Loans for purchase of assets, recoverable from agencies									(6,043)	(5,556)	14,846	12,947
	1,476	1,443	5,407	5,336	3,540	3,794	1,736	1,617	(7,694)	(6,880)	34,385	32,427

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2012

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	2,157	2,132	1,250	1,315	123	116	612	560	249	248
Due to other governments	50	50	28	16					84	110
Due to Crown corporations, agencies and trust funds	14	12	2	1	1				44	63
Due to the Province of British Columbia					5	7			1	1
Deferred revenue	1,801	1,780	2,534	2,356	4	4	52	97	142	207
Employee pension plans			107	84
Taxpayer–supported debt	1,156	1,101	846	904	2	4	32,992	30,154	373	329
Self–supported debt							14,942	13,030
	5,178	5,075	4,767	4,676	135	131	48,598	43,841	893	958
Net assets (liabilities)	(3,720)	(3,676)	(91)	(318)	(3)	(29)	(25,956)	(23,642)	119	101
Non–financial Assets
Tangible capital assets	6,221	6,032	12,973	12,450	128	99			1,318	1,150
Restricted assets			1,402	1,312
Prepaid program costs	211	192	42	51	14	2			27	62
Other assets	20	33	25	21			461	339
	6,452	6,257	14,442	13,834	142	101	461	339	1,345	1,212
Accumulated surplus (deficit)	2,732	2,581	14,351	13,516	139	72	(25,495)	(23,303)	1,464	1,313

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2012

	In Millions
			Natural Resources
			and Economic		Protection of Persons
	Transportation		Development		and Property		General Government(3)		Adjustments(4)		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	472	434	629	576	318	284	823	879	(166)	(133)	6,467	6,411
Due to other governments	71	106	22	149	91	83	1,858	544			2,204	1,058
Due to Crown corporations, agencies and trust funds							9	10	(18)	(14)	52	72
Due to the Province of British Columbia			9						(15)	(8)	0	0
Deferred revenue	1,338	1,189	4,320	4,868	369	338	11	13			10,571	10,852
Employee pension plans							3	3			110	87
Taxpayer–supported debt	7,571	6,803	561	516	3	4	15	2	(7,507)	(6,738)	36,012	33,079
Self–supported debt											14,942	13,030
	9,452	8,532	5,541	6,109	781	709	2,719	1,451	(7,706)	(6,893)	70,358	64,589
Net assets (liabilities)	(7,976)	(7,089)	(134)	(773)	2,759	3,085	(983)	166	12	13	(35,973)	(32,162)
Non-financial Assets
Tangible capital assets	11,926	11,510	2,348	2,231	49	49	813	829	(13)	(13)	35,763	34,337
Restricted assets			50	50							1,452	1,362
Prepaid program costs	12	4	150	157	2	2	178	165			636	635
Other assets	85	69		2					(12)	(13)	579	451
	12,023	11,583	2,548	2,440	51	51	991	994	(25)	(26)	38,430	36,785
Accumulated surplus (deficit)	4,047	4,494	2,414	1,667	2,810	3,136	8	1,160	(13)	(13)	2,457	4,623

(1)Debt servicing represents the financial impacts of activities related to management of the public debt.

(2)The Other Sector consists of those expenditures which cannot be otherwise allocated.

(3)Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4)Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2012

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation									77	76
Contributions from the federal government	80	116	921	1,009	60	67			244	239
Fees and licences	2,222	2,081	1,457	1,378					5	12
Natural resources
Miscellaneous	877	863	1,255	1,248	22	22		1	129	93
Contributions from the provincial government/ self–supported Crown corporations and agencies	39	42	200	194	21	15			20	31
Investment income	15	3	182	122	2	2	995	871	20	21
Total revenue	3,233	3,105	4,015	3,951	105	106	995	872	495	472

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2012

	In Millions
			Natural Resources
			and Economic		Protection of Persons
	Transportation		Development		and Property		General Government(3)		Adjustments(4)		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	501	506					18,625	17,615			19,203	18,197
Contributions from the federal government	58	64	102	277	265	277	5,977	5,948			7,707	7,997
Fees and licences	61	51	149	117	744	720	87	73			4,725	4,432
Natural resources			2,811	2,727							2,811	2,727
Miscellaneous	64	132	163	110	166	161	273	238	(119)	(65)	2,830	2,803
Contributions from the provincial government/self–supported Crown corporations and agencies	8	17	595	627	102	326	2,008	1,986	(313)	(311)	2,680	2,927
Investment income	67	47	44	44	2	1	6	3	(291)	(247)	1,042	867
Total revenue	759	817	3,864	3,902	1,279	1,485	26,976	25,863	(723)	(623)	40,998	39,950

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2012

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	6,491	6,136	7,674	7,548	396	380			152	150
Government transfers	4,716	4,420	908	1,009	2,253	2,236			1,075	910
Operating costs	5,263	4,983	1,814	1,811	790	768			129	109
Interest	63	41	59	52			2,229	2,113	12	12
Amortization	559	551	692	652	13	16			57	36
Other	276	252	191	178	32	33			16	15
Operating expense	17,368	16,383	11,338	11,250	3,484	3,433	2,229	2,113	1,441	1,232
Surplus (deficit) for the Fiscal Year ended March 31	(14,135)	(13,278)	(7,323)	(7,299)	(3,379)	(3,327)	(1,234)	(1,241)	(946)	(760)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2012

	In Millions
			Natural Resources
			and Economic		Protection of persons
	Transportation		Development		and Property		General Government(3)		Adjustments(4)		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	158	153	517	548	676	662	426	345			16,490	15,922
Government transfers	129	130	366	617	633	614	(1)	6	(223)	(206)	9,856	9,736
Operating costs	725	765	409	573	209	172	487	454	(3)	(5)	9,823	9,630
Interest	302	272	9	8				1	(291)	(247)	2,383	2,252
Amortization	492	499	109	99	16	19	101	106			2,039	1,978
Other	44	38	133	169	25	24	1,736	137	(206)	(165)	2,247	681
Operating expense	1,850	1,857	1,543	2,014	1,559	1,491	2,749	1,049	(723)	(623)	42,838	40,199
Surplus (deficit) for the Fiscal Year ended March 31	(1,091)	(1,040)	2,321	1,888	(280)	(6)	24,227	24,814	0	0	(1,840)	(249)

(1)Debt servicing represents the financial impacts of activities related to management of the public debt.

(2)The Other Sector consists of those expenditures which cannot be otherwise allocated.

(3)Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4)Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies(1)

as at March 31, 2012

	In Millions
		Natural
		Resources and	Protection of
		Economic	Persons and		General	2012	2011
	Other	Development(2)	Property(3)	Transportation(4)	Government(5)	Total	Total(6)
	$	$	$	$	$	$	$
Assets
Cash and cash equivalents		53	35	163	98	349	315
Accounts receivable		602	1,177	9	47	1,835	1,764
Inventories		142			92	234	221
Other investments		514	11,653	90		12,257	12,032
Tangible capital assets		16,834	199	2,584	248	19,865	17,760
Other assets		3,361	149	1	17	3,528	3,299
Total Assets	0	21,506	13,213	2,847	502	38,068	35,391

Liabilities
Accounts payable and accrued liabilities		2,886	8,161	697	322	12,066	11,241
Deferred revenue		1,823	1,838	34	4	3,699	3,527
Due to Province of British Columbia		238	101		137	476	865
Debt due to Province of British Columbia		12,912		2,089	90	15,091	13,023
Other debt		20		39	1	60	40
	0	17,879	10,100	2,859	554	31,392	28,696

Equity
Investment by Province of British Columbia		296		257		553	553
Other comprehensive income		63	229	(235)	(34)	23	349
Unremitted earnings—end of year		3,268	2,884	(34)	(18)	6,100	5,793
	0	3,627	3,113	(12)	(52)	6,676	6,695
Total Liabilities and Equity	0	21,506	13,213	2,847	502	38,068	35,391

(1)These statements include related party transactions between self–supported Crown corporations and agencies. No elimination entries are recorded between self–supported Crown corporations and agencies for these transactions.

(2)British Columbia Hydro and Power Authority, Columbia Power Corporation and BCIF Management Ltd.

(3)Insurance Corporation of British Columbia.

(4)British Columbia Railway Company and Transportation Investment Corporation.

(5)British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

(6)In fiscal 2012, British Columbia Liquor Distribution Branch, British Columbia Lottery Corporation, British Columbia Railway Company, Columbia Power Corporation, Insurance Corporation of British Columbia, and Transportation Investment Corporation converted to International Financial Reporting Standards (IFRS). Prior year results have been restated for this change, with a decrease of $483 million to assets, a decrease of $210 million to liabilities, a decrease of $62 million to revenue, and a decrease of $79 million to expense. Adjustments to unremitted earnings in fiscal 2012 include a decrease of $278 million for IFRS restatements. Adjustments to other comprehensive income in fiscal 2012 include an increase of $5 million for IFRS restatements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies(1)

for the Fiscal Year Ended March 31, 2012

	In Millions
		Natural
		Resources and	Protection of
		Economic	Persons and		General	2012	2011
	Other	Development(2)	Property(3)	Transportation(4)	Government(5)	Total	Total(7)
	$	$	$	$	$	$	$
Revenue		4,704	4,126	27	5,601	14,458	13,866
Expense		4,131	4,024	30	3,593	11,778	10,939
Net earnings of self-supported Crown corporations and agencies	0	573	102	(3)	2,008	2,680	2,927
Contributions paid to Province of British Columbia		(234)	(101)	(15)	(1,787)	(2,137)	(2,978)
Adjustments to contributions(6)					(221)	(221)	(219)
Increase(decrease) in unremitted earnings in self-supported Crown corporations and agencies	0	339	1	(18)	0	322	(270)
Unremitted earnings—beginning of year	15	2,884	3,116	(36)		5,979	6,266
Adjustments to unremitted earnings	(15)	45	(233)	20	(18)	(201)	(203)
Unremitted earnings—end of year	0	3,268	2,884	(34)	(18)	6,100	5,793
Accumulated other comprehensive income—beginning of year		73	464	(101)		436	412
Adjustments to accumulated other comprehensive income			(69)	(2)	(16)	(87)	47
Other comprehensive income		(10)	(166)	(132)	(18)	(326)	(110)
Accumulated other comprehensive income—end of year	0	63	229	(235)	(34)	23	349
Investment by Province of British Columbia		296		257		553	553
Equity in self–supported Crown corporations and agencies for the year	0	3,627	3,113	(12)	(52)	6,676	6,695

(1)These statements include related party transactions between self—supported Crown corporations and agencies. No elimination entries are recorded between self—supported Crown corporations and agencies for these transactions.

(2)British Columbia Hydro and Power Authority, Columbia Power Corporation, and BCIF Management Ltd.

(3)Insurance Corporation of British Columbia.

(4)British Columbia Railway Company and Transportation Investment Corporation.

(5)British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

(6)The adjustments are for British Columbia Lottery Corporation transfers to charities and local governments, which is shown as a recovery by the Consolidated Revenue Fund.

(7)In fiscal 2012, British Columbia Liquor Distribution Branch, British Columbia Lottery Corporation, British Columbia Railway Company, Columbia Power Corporation, Insurance Corporation of British Columbia, and Transportation Investment Corporation converted to International Financial Reporting Standards (IFRS). Prior year results have been restated for this change, with a decrease of $483 million to assets, a decrease of $210 million to liabilities, a decrease of $62 million to revenue, and a decrease of $79 million to expense. Adjustments to unremitted earnings in fiscal 2012 include a decrease of $278 million for IFRS restatements. Adjustments to other comprehensive income in fiscal 2012 include an increase of $5 million for IFRS restatements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets(1)

for the Fiscal Year Ended March 31, 2012

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2012	2011
	Improvements	Building	Infrastructure	Equipment	Software	Other(3)	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost(2)
Opening Cost	4,370	25,647	15,421	2,874	3,017	5,667	56,996	53,568
Additions	141	1,747	875	24	287	497	3,571	4,111
Disposals and valuation adjustments	(38)	(91)	(41)	(8)	(120)	(224)	(522)	(683)
	4,473	27,303	16,255	2,890	3,184	5,940	60,045	56,996
Accumulated Amortization
Opening balance	(202)	(8,731)	(6,860)	(1,054)	(1,999)	(3,813)	(22,659)	(21,277)
Amortization expense	(15)	(731)	(430)	(93)	(311)	(459)	(2,039)	(1,978)
Effect of disposals and valuation adjustments	4	81		2	107	222	416	596
	(213)	(9,381)	(7,290)	(1,145)	(2,203)	(4,050)	(24,282)	(22,659)
Net book value for the year ended March 31, 2012	4,260	17,922	8,965	1,745	981	1,890	35,763
Net book value for the year ended March 31, 2011	4,168	16,916	8,561	1,820	1,018	1,854		34,337

(1)This statement includes assets that are held on capital leases at March 31, 2012 at a gross value of $413 million less accumulated amortization of $(222) million for a net book value totalling $191 million (2011: gross value of $419 million less accumulated amortization of $(201) million for a net book value of $218 million) comprised of: heavy equipment gross $5 million less accumulated amortization $(1) million for a net book value of $4 million (2011: gross $5 million less accumulated amortization $(2) million for a net book value of $3 million); vehicles gross $73 million less accumulated amortization $(62) million for a net book value of $11 million (2011: gross $79 million less accumulated amortization $(55) million for a net book value of $24 million); computer hardware/software gross $150 million less accumulated amortization $(114) million for a net book value of $36 million (2011: gross $148 million less accumulated amortization $(102) million for a net book value of $46 million); buildings gross $153 million less accumulated amortization $(19) million for a net book value of $134 million (2011: gross $157 million less accumulated amortization $(18) million for a net book value $139 million); and other assets gross $32 million less accumulated amortization $(26) million for a net book value of $6 million (2011: gross $30 million less accumulated amortization $(24) million for a net book value of $6 million).

(2)Historical cost includes work–in–progress at March 31, 2012 totalling $3,374 million (2011: $3,870 million) comprised of: buildings $1,889 million (2011: $2,417 million); land improvements $22 million (2011: $24 million); highway infrastructure $1,088 million (2011: $1,097 million); transportation equipment $35 million (2011: $37 million); computer hardware/software $284 million (2011: $201 million); and specialized equipment $56 million (2011: $94 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2012 totalling $16 million (2011: $13 million).

(3)“Other” at net book value includes office furniture and equipment $685 million (2011: $650 million), vehicles $71 million (2011: $70 million), machinery $935 million (2011: $947 million) and miscellaneous $199 million (2011: $187 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2012

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH(1) sector entities.

	In Millions
	2012		2011
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
Government services:
Homeowner Protection Act loan guarantees(2)	375	27	375	45
Subtotal, government services	375	27	375	45
Health and education:
Financial Administration Act student aid loans	2	2	3	3
SUCH(1) sector loan guarantees			1
Subtotal, health and education	2	2	4	3

Economic development:
Columbia Basin Trust joint venture co–venturer debt			5	5
Financial Administration Act:
Feeder Association Loan Guarantees Program	10	4	10	2
Home Mortgage Assistance Program Act mortgages	1	1	1	1
Subtotal, economic development	11	5	16	8
Total taxpayer–supported guaranteed debt	388	34	395	56

Self–supported Guaranteed Debt
Utilities:
Hydro and Power Authority Act bonds and debentures(3)	10	10	10	10
Total self—supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	44	405	66
Provision for probable payout		(8)		(8)
Net total, all guaranteed debt	398	36	405	58

(1)School districts, universities, colleges and health authorities/hospital societies.

(2)Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

(3)The government has unconditionally guaranteed the payment of principal and interest for $10 million (2011: $10 million) of debenture issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a) the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b) the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Millions
					Contributions
					Paid to the
					Consolidated	Adjusted Net
	Revenue	Expense	Net Income	Adjustments	Revenue Fund	Income(3)
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Academic Health Council	5	(4)	1	(1)
BC Games Society	2	(2)
British Columbia Health Services Purchasing Organization	1	(1)
BC Immigrant Investment Fund Ltd	11	(6)	5	(1)		4
British Columbia Innovation Council	10	(10)
B.C. Pavilion Corporation	142	(140)	2	104		106
BC Transportation Financing Authority	739	(890)	(151)	(136)		(287)
British Columbia Assessment Authority(2)	83	(82)	1	(1)
British Columbia Housing Management Commission	770	(770)		(18)		(18)
British Columbia Public School Employers’ Association	6	(6)
British Columbia Securities Commission	37	(36)	1			1
British Columbia Transit	293	(295)	(2)	(40)		(42)
Canadian Blood Services	143	(140)	3	2		5
Columbia Basin Trust	22	(24)	(2)	1		(1)
Community Living British Columbia	704	(704)		5		5
Community Social Services Employers’ Association	3	(3)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
First Peoples’ Heritage, Language and Culture Council	4	(4)
Forestry Innovation Investment Ltd	22	(22)		(6)		(6)
Health Employers Association of British Columbia	15	(14)	1	(2)		(1)
Industry Training Authority	108	(103)	5			5
Knowledge Network Corporation	11	(11)
Leading Edge Endowment Fund	2	(2)		(1)		(1)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)

for the Fiscal Year Ended March 31, 2012—Continued

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated	Adjusted
	Revenue	Expense	Net Income	Adjustments	Revenue Fund	Net Income(3)
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)—Continued
Legal Services Society	81	(81)
Nechako–Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	44	(37)	7			7
Organized Crime Agency of British Columbia Society	7	(7)
Pacific Carbon Trust Inc	14	(11)	3	(2)		1
Partnerships British Columbia Inc	12	(12)
Post–Secondary Employers Association	2	(1)	1			1
Private Career Training Institutions Agency	4	(3)	1			1
Provincial Capital Commission	3	(3)		5		5
Provincial Rental Housing Corporation	67	(53)	14	147		161
Rapid Transit Project 2000 Ltd	13	(13)		(13)		(13)
The British Columbia Council for International Education	2	(2)		1		1
The Royal British Columbia Museum Corporation	20	(20)
Trades Training Consortium of British Columbia	5	(5)		1		1
Taxpayer–supported Crown corporations and agencies	3,409	(3,519)	(110)	45	0	(65)

SUCH Sector
School Districts	5,670	(5,500)	170	149		319
Universities	3,965	(3,806)	159	62		221
Colleges and Institutes	1,112	(1,094)	18	(20)		(2)
Health Authorities	11,873	(11,853)	20	257		277
Hospital Societies	972	(971)	1	7		8
SUCH sector	23,592	(23,224)	368	455	0	823
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	27,001	(26,743)	258	500	0	758

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)

for the Fiscal Year Ended March 31, 2012—Continued

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated	Adjusted
	Revenue	Expense	Net Income	Adjustments	Revenue Fund	Net Income(3)
	$	$	$	$	$	$
Self–supported (Government Enterprises)
BCIF Management Ltd
British Columbia Hydro and Power Authority	4,684	(4,126)	558		(230)	328
British Columbia Liquor Distribution Branch	2,901	(1,990)	911	(2)	(909)
British Columbia Lottery Corporation	2,701	(1,594)	1,107	(8)	(1,099)
British Columbia Railway Company	27	(13)	14		(15)	(1)
Columbia Power Corporation	20	(5)	15		(4)	11
Insurance Corporation of British Columbia(2)	4,126	(4,024)	102		(101)	1
Transportation Investment Corporation		(17)	(17)			(17)
Net impact of self–supported Crown corporations and agencies	14,459	(11,769)	2,690	(10)	(2,358)	322

(1)This schedule does not include elimination entries between entities.

(2)The revenues and expenses reported for the British Columbia Assessment Authority and Insurance Corporation of British Columbia include a stub period reversal of January—March 2011 and an inclusion of the stub period of January—March 2012.

(3)Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

SUCH (1) Statement of Financial Position

as at March 31, 2012

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2012	2011
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	545	317	184	860	1,906	1,761
Temporary investments	352	175	51	151	729	621
Accounts receivable	125	232	37	65	459	492
Inventories for resale	1	18	8	1	28	27
Due from Crown corporations, agencies and trust funds	306	13	10	9	338	226
Due from other governments	63	26	4		93	131
Loans, advances and mortgages receivable	14	34			48	50
Other investments	81	2,617	107	103	2,908	2,841
Sinking fund investments		43	7		50	71
Financial assets before accounting adjustments	1,487	3,475	408	1,189	6,559	6,220
Policy accounting adjustments	32	(1,503)	(40)	21	(1,490)	(1,411)
Financial assets	1,519	1,972	368	1,210	5,069	4,809

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

SUCH (1) Statement of Financial Position

as at March 31, 2012—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2012	2011
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,763	447	147	548	2,905	2,841
Due to other governments	28	5	18		51	38
Due to Crown corporations, agencies and trust funds	22	2	1	1	26	45
Deferred revenue	5,247	4,210	960	4,968	15,385	14,792
Taxpayer-supported debt	1,156	714	102	33	2,005	2,006
Liabilities before accounting adjustments	8,216	5,378	1,228	5,550	20,372	19,722
Policy accounting adjustments	(3,656)	(2,232)	(743)	(4,665)	(11,296)	(10,923)
Liabilities	4,560	3,146	485	885	9,076	8,799
Net liabilities	(3,041)	(1,174)	(117)	325	(4,007)	(3,990)

Non–financial Assets

Tangible capital assets	6,196	5,154	1,167	6,590	19,107	18,390
Prepaid program costs	191	20	4	5	220	200
Other assets	36	18		7	61	54
Non–financial assets before accounting adjustments	6,423	5,192	1,171	6,602	19,388	18,644
Policy accounting adjustments	(217)	1,382	55	2	1,222	1,127
Non–financial assets	6,206	6,574	1,226	6,604	20,610	19,771
Accumulated surplus (deficit)	3,165	5,400	1,109	6,929	16,603	15,781

(1)School districts, universities, colleges, institutes, and health organizations.

(2)These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

SUCH (1) Statement of Operations

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2012	2011
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	28	412	10	3	453	415
Fees and licences	324	1,014	278	154	1,770	1,701
Contributions from the provincial government/ Crown corporations and agencies	11,308	1,664	682	5,175	18,829	17,738
Miscellaneous	462	796	134	325	1,717	1,654
Investment income	14	79	8	13	114	182
Total revenue	12,136	3,965	1,112	5,670	22,883	21,690

Expense
Salaries and benefits	6,345	2,368	750	4,450	13,913	13,246
Government transfers		179	7		186	186
Operating costs	5,082	756	215	790	6,843	6,348
Interest	64	41	10	1	116	94
Amortization	539	355	73	253	1,220	1,164
Other	85	107	39	6	237	365
Total operating expense	12,115	3,806	1,094	5,500	22,515	21,403
Surplus (deficit) for the year before accounting adjustments	21	159	18	170	368	287
Policy accounting adjustments	264	62	(20)	149	455	429
Surplus (deficit) for the year	285	221	(2)	319	823	716

(1)School districts, universities, colleges, institutes, and health organizations.

(2)These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 2012(1)

(Unaudited)

				Variance
				2011/12	2011/12
	2011/12	2011/12	2010/11	Actual	vs
	Budget(2)	Actual	Actual	To Budget	2010/11
Consolidated Revenue Fund(3)	26,156	27,228	30,221	1,072	(2,993)
Taxpayer–supported Crown corporations and agencies(4)	4,441	4,346	4,295	(95)	51
Total staff utilization	30,597	31,574	34,516	977	(2,942)

The table above provides a summary of full–time equivalent (FTE) employment.

(1)Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements.

(2)The budget figures do not include any provisions for the SUCH entities or for the self–supported Crown corporations and agencies.

(3)See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

(4)See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Statement of Financial Position

as at March 31, 2012

(Unaudited)

	In Millions
	2012	2011
	$	$
Financial Assets
Cash and cash equivalents	(86)	(14)
Accounts receivable	2,193	2,044
Inventories for resale	13	13
Due from other governments	793	806
Due from Crown corporations and agencies	485	897
Investments in Crown corporations and agencies	844	844
Loans, advances and mortgages receivable	1,355	1,224
Other investments	842	765
Loans for purchase of assets, recoverable from agencies	20,889	18,503
	27,328	25,082
Liabilities
Accounts payable and accrued liabilities	3,322	3,314
Due to other governments	2,137	1,017
Due to Crown corporations, agencies and trust funds	342	296
Deferred revenue	4,644	5,285
Employee pension plans	110	87
Taxpayer—supported debt	31,658	28,892
Self—supported debt	14,837	12,933
	57,050	51,824
Net assets (liabilities)	(29,722)	(26,742)

Non—financial Assets
Tangible capital assets	2,313	2,381
Prepaid program costs	385	380
Other assets	461	338
	3,159	3,099
Accumulated operating result	(26,563)	(23,643)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Millions
	2012		2011
	Estimated (1)	Actual	Actual
	$	$	$
Revenue
Taxation	18,398	18,614	17,614
Contributions from the federal government	6,170	6,213	6,210
Other revenue	2,853	2,788	2,622
Natural resources	2,986	2,699	2,623
Contributions from the Crown corporations	2,171	2,137	2,978
	32,578	32,451	32,047
Expense
Health	16,533	16,251	15,263
Education	7,959	7,959	7,864
Social services	3,301	3,390	3,332
Interest(2)	1,349	1,238	1,244
Other	1,346	911	808
Transportation	781	781	838
Natural resources and economic development	1,181	1,198	1,585
Protection of persons and property	1,124	1,232	1,166
General government	1,044	2,411	756
	34,618	35,371	32,856
Operating result for the year before unusual items	(2,040)	(2,920)	(809)
Liquidation dividends			39
Operating result for the year	(2,040)	(2,920)	(770)

Accumulated operating result —beginning of year as restated		(23,643)	(22,873)
Accumulated operating result —end of year		(26,563)	(23,643)

(1)The estimated amount consists of the Main Estimates presented to the Legislative Assembly on May 3, 2011. It does not include other authorizations granted under statutory authority of $1,681 million (2011: $622 million).

(2)Interest expense does not include the following: interest of $951.7 million (2011: $817.5 million) on cost of borrowing for relending to government bodies; interest of $14.7 million (2011: $21.0 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $23.4 million (2011: $30.3 million) funded by sinking fund earnings; and, interest of $0.9 million (2011: $0.9 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Millions
	2012			2011
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(2,920)	(770)
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets			233	254
Amortization of public debt deferred revenue and deferred charges			34	34
Concessionary loan adjustments (decreases) increases			(5)	15
Valuation adjustments			31	35
Accounts receivable (increases) decreases			(156)	328
Due from other governments decreases (increases)			13	(26)
Due from self—supported Crown corporations and agencies decreases (increases)			412	(667)
Accounts payable increases			8	301
Due to other governments increases			1,120	225
Due to Crown corporations, agencies and funds increases			46	29
Employee pension plan increases			23	34
Items applicable to future operations (decreases)			(793)	(347)
Cash (used for) operations			(1,954)	(555)

Capital Transactions
Tangible capital assets (acquistions)	80	(245)	(165)	(262)
Cash (used for) capital	80	(245)	(165)	(262)

Investment Transactions
Investment in self—supported Crown corporations and agencies decreases				110
Loans, advances and mortgages receivable (issues)	149	(299)	(150)	(214)
Other investments—net (increases)	6	(83)	(77)	(65)
Cash (used for) investments	155	(382)	(227)	(169)
Sub—total cash (requirements)			(2,346)	(986)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2012—Continued

(Unaudited)

	In Millions
	2012			2011
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub—total cash (requirements) carried forward from previous page			(2,346)	(986)

Financing Transactions(1)
Public debt increases	26,639	(21,964)	4,675	3,123
Derived from Warehouse Borrowing Program investment	3,554	(3,554)
(Used for) purchase of assets, recoverable from agencies	10,242	(12,643)	(2,401)	(2,123)
Cash derived from financing	40,435	(38,161)	2,274	1,000
(Decrease) increase in cash and cash equivalents			(72)	14
Cash and cash equivalents—beginning of year			(14)	(28)
Cash and cash equivalents—end of year			(86)	(14)

Cash and cash equivalents are made up of:
Cash			(202)	(205)
Cash equivalents			116	191
			(86)	(14)

(1)Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Millions
	2012		2011
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue(1)
Personal income	5,800	5,864	5,364
Corporate income	1,575	1,634	1,662
Harmonized sales	5,820	5,779	4,176
Social service	30	62	1,345
Carbon	950	959	741
Property	1,749	1,773	1,789
Fuel	506	490	492
Other	1,986	2,075	2,076
Commissions on collection of public funds	(11)	(11)	(30)
Valuation adjustments	(7)	(11)	(1)
Total taxation revenue	18,398	18,614	17,614
Contributions from the Federal Government
Canada health and social transfers	5,398	5,384	5,176
Other contributions	772	829	1,034
Total contributions from the federal government	6,170	6,213	6,210
Other Revenue
Medical Services Plan premiums	1,896	1,858	1,739
Motor vehicle licences and permits	477	479	468
Other fees and licences	319	346	323
Investment earnings	78	60	51
Miscellaneous	198	206	186
Asset dispositions	2	3	3
Commissions on collection of public funds	(7)	(6)	(7)
Valuation adjustments	(110)	(158)	(141)
Total other revenue	2,853	2,788	2,622
Natural Resource Revenue(2)
Petroleum, natural gas and minerals	1,953	1,754	1,710
Forests	515	459	418
Water and other	525	489	501
Commissions on collection of public fundss	(1)	(1)	(1)
Valuation adjustments	(6)	(2)	(5)
Total natural resource revenue	2,986	2,699	2,623

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2012—Continued

(Unaudited)

	In Millions
	2012		2011
	Estimated	Actual	Actual
Contributions from the Crown Corporations

Self—supported Crown corporations
British Columbia Hydro and Power Authority	151	230	463
British Columbia Liquor Distribution Branch	925	909	890
British Columbia Lottery Corporation	875	878	876
Other	220	120	749
Total contributions from the Crown corporations	2,171	2,137	2,978
Net Consolidated Revenue Fund Revenue	32,578	32,451	32,047

Liquidation Dividends			39

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities(3)
Advanced Education
Post—secondary Institutions	(73)	(39)	(140)
Energy and Mines
Northwest Transmission Line	(61)
Oil and Gas Commission	(41)	(30)	(39)
Finance
British Columbia Transit	(11)	(12)	(11)
BC Transportation Financing Authority	(447)	(426)	(441)
Cowichan Tribes	(2)	(2)	(2)
Municipalities or Eligible Entities	(29)	(30)	(28)
Resort Areas			(2)
Rural Areas	(286)	(282)	(271)
South Coast British Columbia Transportation Authority	(323)	(313)	(333)
Forests, Lands and Natural Resource Operations
Habitat Conservation Trust	(6)	(6)	(6)
Total	(1,279)	(1,140)	(1,273)

(1)Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Deductions allowable in the calculation of personal income tax revenue were $94.1 million (2011: $94.8 million) and corporate income tax were $443.0 million (2011: $422.0 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, training, film and production services, scientific and experimental development tax and mining flow—through share.

Personal income tax revenue was also reduced by $110.0 million (2011: $139.1 million) for the BC Tax Reduction and by $184.0 million (2011: $166.9 million) for the low income climate action tax credit and by $314.1 million (2011: $213.8 million) for the BC Harmonized Sales Tax credit.

Personal income tax revenue was further reduced by $4.4 million (2011: $6.0 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Personal and corporate income tax refunds are issued under the International Business Activity Act. Personal income tax refunds were $0.04 million (2011: nil) and corporate income tax refunds were $19.6 million (2011: $22.7 million).

Property tax revenue was recorded net of home owner grants of $785.0 million (2011: $717.0 million).

(2)Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, 2% incentive, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $496.6 million (2011: $469.3 million).

(3)The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	68,862		68,862	64,323
Officers of the Legislature	45,819	10,903	56,722	56,211
Office of the Premier	9,455		9,455	9,379
Aboriginal Relations and Reconciliation	80,030	11,520	91,550	91,381
Advanced Education	1,980,486		1,980,486	1,977,165
Agriculture	65,771	13,826	79,597	74,007
Children and Family Development	1,330,591	1,821	1,332,412	1,331,400
Community, Sport and Cultural Development	253,907	150,719	404,626	403,661
Education	5,241,877	22,355	5,264,232	5,264,099
Energy and Mines	418,317	44,029	462,346	446,892
Environment	130,042	13,667	143,709	142,851
Finance	157,395	1,634,493	1,791,888	1,739,935
Forests, Lands and Natural Resource Operations	589,852	10,378	600,230	552,026
Health	15,713,419		15,713,419	15,539,575
Jobs, Tourism and Innovation	237,013	24,378	261,391	260,380
Justice	443,204	733,218	1,176,422	1,173,694
Labour, Citizens’ Services and Open Government	565,722		565,722	558,673
Public Safety and Solicitor General	634,465	(634,465)
Social Development	2,339,088	88,001	2,427,089	2,426,864
Transportation and Infrastructure	806,922		806,922	806,466
Management of Public Funds and Debt	1,349,301		1,349,301	1,238,531
Contingencies (All Ministries) and New Programs(1)	602,942	(443,576)	159,366	21,488
Capital Funding	1,543,311		1,543,311	1,181,848
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
BC Family Bonus	4,317	192	4,509	4,509
Environmental Appeal Board and Forest Appeals Commission	2,075		2,075	1,522
Forest Practices Board	3,815		3,815	3,697
Total expense	34,618,000	1,681,459	36,299,459	35,370,577

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2012—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	34,214,819	72,416	34,287,235	33,432,065
Statutory
Various Acts		1,655,818	1,655,818	1,655,818
Special Accounts	419,041	88,079	507,120	433,408
Inter—account transfers	(15,860)	(134,854)	(150,714)	(150,714)
Total expense by appropriation 2011/12	34,618,000	1,681,459	36,299,459	35,370,577

Total expense by appropriation 2010/11	33,782,000	336,518	34,118,518	32,855,554

(1)Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		350,267	350,267	350,267
Legislation	6,274		6,274	2,115
Officers of the Legislature	1,929		1,929	1,657
Office of the Premier	1		1
Aboriginal Relations and Reconciliation	1,751		1,751	120
Advanced Education	73,148		73,148	39,818
Agriculture	3		3	2
Children and Family Development	496		496	473
Community, Sport and Cultural Development	832		832	203
Education	2,002		2,002	443
Energy and Mines	166,000		166,000	35,375
Environment	12,339		12,339	11,739
Finance	1,479,761	660	1,480,421	1,402,077
Forests, Lands and Natural Resource Operations	110,266		110,266	88,410
Health	30,982		30,982	31,140
Jobs, Tourism and Innovation	3,456		3,456	1,761
Justice	7,545	6,657	14,202	9,787
Labour, Citizens’ Services and Open Government	105,000		105,000	90,799
Public Safety and Solicitor General	6,657	(6,657)
Social Development	38,383	3,673	42,056	42,056
Transportation and Infrastructure	4,245	267	4,512	4,512
Contingencies (All Ministries) and New Programs	50,000	(3,940)	46,060
Environmental Appeal Board and Forest Appeals Commission
Forest Practices Board
Insurance and Risk Management Special Account
Total financing transaction disbursements	2,101,070	350,927	2,451,997	2,112,754

Summary of Appropriations
Loans, investments and other requirements	439,601	350,369	789,970	734,450
Revenue collected for, and transferred to, other entities	1,279,494	558	1,280,052	1,140,148
Capital expenditures
Land and land improvements	13,672		13,672	15,732
Buildings and tenant improvements	84,995		84,995	50,107
Specialized equipment	8,575		8,575	14,889
Office furniture and equipment	2,378		2,378	1,786
Vehicles	4,536		4,536	4,656
Information systems	166,569		166,569	118,887
Roads, bridges and ferries	101,250		101,250	32,099
Total financing transactions by appropriation	2,101,070	350,927	2,451,997	2,112,754

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Consolidated Revenue Fund

Schedule of Write—offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Advanced Education		43
Education	2
Environment		1
Finance	30	73	46
Forests, Lands and Natural Resource Operations	6	1
Health	3
Justice	7
Social Development	9
Total 2011/12	57	118	46

Total 2010/11	58	62	1

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write—off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2012 was $50,193 million, which consists of $50,954 million in the Summary Financial Statements in addition to $687 million of non-guaranteed debt and $43 million of guaranteed debt less $1,491 million of sinking fund investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Provincial Debt

as at March 31, 2012

(Unaudited)

The accumulated provincial net debt of $50,193 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2012 taxpayer–supported net debt totalled $34,692 million including debt incurred for government operating purposes ($7,813 million), educational facilities ($10,592 million), health facilities ($5,293 million), transportation infrastructure ($8,644 million), and other debt ($2,350 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2012, self–supported debt totalled $15,501 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($12,978 millon), the Transportation Investment Corporation ($1,779 million), Columbia River power projects ($481 million), British Columbia Lottery Corporation ($90 million) and debt of commercial subsidiaries of certain post–secondary institutions ($173 million).

Chart 1 – Provincial debt as at March 31, 2012

In Millions/Percent of Total

(1)Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Change in Provincial Debt(1)

(Unaudited)

Provincial debt increased by $5,039 million in 2011/12 when compared to the prior year. This includes an increase in taxpayer–supported debt of $2,837 million and an increase in self–supported debt of $2,202 million. Warehouse Program debt was zero at fiscal year–end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2012.

Taxpayer–supported Debt— Increased by $2,837 million due to an $849 million increase to government direct operating debt, and new capital financing requirements of $484 million in the education sector, $398 million in the health sector, $549 million in the transportation sector, and $557 million for other taxpayer–supported entities which included $238 million attributed to provincial government general capital.

Self–supported Debt—Increased by $2,202 million due to new capital financing requirements of $1,268 million by BC Hydro and Power Authority, $631 million by Transportation Investment Corporation, $298 million by Columbia River Projects and $5 million by British Columbia Lottery Corporation.

Chart 2 – Change in provincial debt for the year ended March 31, 2012

(1)Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer–supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2012

(Unaudited)

	In Millions
	2012	2011(1)
	$	$
Deficit for the year	1,840	249
Non–cash expenses included in (surplus)	(2,298)	(2,240)
Accounts receivable, accounts payable and other working capital net changes	(775)	(277)
	(3,073)	(2,517)
Taxpayer–supported debt increased by:
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	620	(314)
Tangible capital asset net acquisitions	3,448	4,031
Net increases in loans, advances and investments	2	385
	4,070	4,102
Net increase in taxpayer–supported debt	2,837	1,834
Taxpayer–supported debt—beginning of year	31,855	30,021
Taxpayer–supported debt—end of year	34,692	31,855
Self–supported debt	15,501	13,299
Total debt(2)	50,193	45,154

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2012

(Unaudited)

	In Millions
	2012	2011
	$	$
Total debt	50,193	45,154
Debt included as part of equity in self–supported Crown corporations and agencies	(687)	(389)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(43)	(66)
Sinking fund investments	1,491	1,410
Summary Financial Statements’ debt	50,954	46,109

Comprised of:
Taxpayer–supported debt	36,012	33,079
Self–supported debt	14,942	13,030
Summary Financial Statements’ debt	50,954	46,109

(1)Comparative figures for the previous year have been restated.

(2)See Summary of Provincial Debt, page 135.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $5,039 million compared to a budgeted increase of $6,156 million resulting in a $917 million improvement over budget net of the $200 million increase in the forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer–supported debt increased by $2,837 million compared to a budgeted increase of $3,428 million. The $591 million improvement over budget is due to lower than forecasted borrowing for education ($102 million), health facilities ($118 million), transportation ($112 million) and other capital investments ($332 million) offset by higher than forecasted borrowing for government operating purposes ($73 million).

Self–supported debt increased by $2,202 million compared to a budgeted increase of $2,528 million. The $326 million improvement over budget is due to lower than forecasted borrowing for British Columbia Hydro and Power Authority ($622 million) and British Columbia Lottery Corporation ($16 million) offset by higher than forecasted borrowing for Columbia River power projects ($304 million) and Transportation Investment Corporation ($8 million).

Chart 3 – Change in provincial debt(1) (actual vs budget) for the year ended March 31, 2012

(1)The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Interprovincial Comparison of Taxpayer–supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Interprovincial Comparison of Taxpayer–supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Debt-Related Statements

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia and its subsidiaries, which comprise the summary of provincial debt as at March 31, 2012, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2012.

Government’s Responsibility for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes of the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as it determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the debt-related statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the government’s preparation and fair presentation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the government’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by government, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report – Summary Financial Statements

Opinion

In my opinion, the summary of provincial debt as at March 31, 2012, the key indicators of provincial debt and the summary of performance measures for the year then ended, are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis of Accounting

Without modifying my opinion, I draw attention to the basis of accounting, as described in the notes to the debt-related statements. The debt-related statements are provided to the Legislative Assembly to supplement the debt disclosures provided in the Summary Financial Statements of the Province of British Columbia and, as a result, may not be suitable for another purpose.

/s/ John Doyle, MAcc, CA
Victoria, British Columbia	John Doyle, MAcc, CA
June 29, 2012	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary of Provincial Debt(1)

as at March 31

	In Millions
	2012	2011	2010	2009	2008
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating	5,117	4,268	4,663	3,048	5,330
Provincial government general capital(2)	2,696	2,696	2,696	2,696	2,274
	7,813	6,964	7,359	5,744	7,604
Education(3)
Schools	6,407	6,016	5,777	5,522	5,216
Post–secondary institutions	4,185	4,092	3,843	3,626	3,437
	10,592	10,108	9,620	9,148	8,653
Health facilities(3)	5,293	4,895	4,389	3,936	3,511
Highways, ferries and public transit
BC Transportation Financing Authority	6,287	5,785	5,211	4,586	3,948
British Columbia Transit	183	158	140	94	84
Public transit(3)	1,000	997	997	997	958
SkyTrain extension(3)	1,174	1,155	1,154	1,154	1,153
	8,644	8,095	7,502	6,831	6,143
Other
BC Pavilion Corporation	383	250	49
Homeowner Protection Office(4)			144	150	136
Provincial government general capital(2)	808	570	294
Social Housing(5)	674	511	305	286	218
Other(6)	485	462	359	351	324
	2,350	1,793	1,151	787	678
Total taxpayer–supported debt	34,692	31,855	30,021	26,446	26,589

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Summary of Provincial Debt(1)—Continued

as at March 31

	In Millions
	2012	2011	2010	2009	2008
	$	$	$	$	$
Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority(7)	12,978	11,710	10,862	9,124	7,712
British Columbia Liquor Distribution Branch			1	1	2
British Columbia Lottery Corporation	90	85	60
Columbia River power projects(8)	481	183	196	208	219
Post–secondary institutions’ subsidiaries	173	173	201	134	115
Transportation Investment Corporation	1,779	1,148	544	20
	15,501	13,299	11,864	9,487	8,048
Warehouse Borrowing Program(9)				2,081
Total self–supported debt	15,501	13,299	11,864	11,568	8,048
Total provincial debt	50,193	45,154	41,885	38,014	34,637

(1)Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

(2)Separate disclosures of borrowing for ministries’ capital spending are applied prospectively beginning in fiscal 2009/10. Figures for prior years have been restated.

(3)Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

(4)Effective April 1, 2010, the provincial government assumed responsibility for the fiscal agency loans and loan guarantees of the Homeowner Protection Office ($144 million).

(5)Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

(6)Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and Columbia Basin Trust joint venture debt guarantees.

(7)Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the fiscal agency loans of the British Columbia Transmission Corporation ($70 million). Figures for prior years have been restated.

(8)Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

(9)The program borrows money in advance of actual requirements. Funds are invested until required. Debt is allocated to the provincial government or its Crown corporations and agencies.

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer–supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt and the Summary of Provincial Debt table has been restated to reflect this policy.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Key Indicators of Provincial Debt(1)

for the Fiscal Years Ended March 31

	2012		2011	2010	2009	2008
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	100.9	96.5	89.9	87.5	78.0	69.4
Taxpayer–supported	92.0	86.9	80.4	84.0	71.9	69.6

Debt per Capita ($)(2)
Total provincial	11,623	10,975	9,968	9,391	8,671	8,037
Taxpayer–supported	8,008	7,586	7,033	6,731	6,032	6,170

Debt to GDP (percent)(3)
Total provincial	25.4	23.7	22.2	21.8	19.1	18.0
Taxpayer–supported	17.5	16.4	15.7	15.6	13.3	13.8

Interest Bite (cents per dollar of revenue)(4)
Total provincial	4.6	4.4	4.3	4.6	4.4	4.0
Taxpayer–supported	4.5	4.1	4.0	4.3	4.3	3.9

Interest Costs ($ millions)
Total provincial	2,430	2,291	2,163	2,206	2,138	2,010
Taxpayer–supported	1,799	1,625	1,596	1,535	1,570	1,488

Interest Rate (percent)(5)
Taxpayer–supported	5.1	4.9	5.2	5.4	5.9	5.7

Background Information:
Revenue ($ millions)
Total provincial(6)	52,965	52,018	50,235	47,858	48,761	49,938
Taxpayer–supported(7)	40,007	39,903	39,639	35,748	36,784	38,192

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Key Indicators of Provincial Debt(1)

for the Fiscal Years Ended March 31—Continued

	2012		2011	2010	2009	2008
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	53,437	50,193	45,154	41,885	38,014	34,637
Taxpayer–supported(8)	36,816	34,692	31,855	30,021	26,446	26,589

Provincial GDP ($ millions)(9)	210,071	211,977	203,147	191,863	199,441	192,117

Population (thousands at July 1)(10)	4,598	4,573	4,530	4,460	4,384	4,310

(1)Figures for prior years and the 2011/12 budget have been restated to conform with the presentation used for 2012 and to include the effects of changes in underlying data and statistics.

(2)The ratio of debt to population (e.g., debt at March 31, 2012 divided by population at July 1, 2011).

(3)The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2012 divided by 2011 GDP).

(4)The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)Weighted average of all outstanding debt issues.

(6)Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

(8)Excludes debt of commercial Crown corporations and agencies and funds held under the province’s Warehouse Borrowing Program.

(9)Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2011 is used for the fiscal year ending March 31, 2012). As nominal GDP for the calendar year ending 2011 is not available, the 2011 GDP projected in February 2012 has been used for the fiscal year ended March 31, 2012 for demonstration purposes.

(10)Population at July 1st within the fiscal year (e.g., population at July 1, 2011 is used for the fiscal year ending March 31, 2012).

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2012

	2012	2012	2011
	Target	Actual	Actual
Provincial credit rating(1)	Aaa	Aaa	Aaa
Taxpayer–supported debt to GDP ratio(2)	17.5%	16.4%	15.7%
Taxpayer–supported debt service costs as a percentage of revenue(2)	4.5%	4.1%	4.0%

(1)Performance target presented in the Ministry of Finance 2011/12–2013/14 Service Plan Update, actuals as per Moody’s Investors Services Inc.

(2)These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating. In previous Ministry of Finance service plans, these target measures were included but in the 2011/12–2013/14 Service Plan Update, only the province’s credit rating is cited as a comprehensive measure of performance. Target ratios are now the Ministry of Finance’s budget estimates from the Budget and Fiscal Plan 2011/12–2013/14. Actual performance measures are those reported in the 2011/12 Public Accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line-by-line basis.

(ii) Modified Equity Consolidation–the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non-discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non-financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self—supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self—supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Definitions—Continued

(Unaudited)

Taxpayer—supported Crown corporations and agencies and SUCH sector entities–all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Acronyms

(Unaudited)

ABCP	Asset–backed commercial paper

APAC	Accounting Policy Advisory Committee

AiP	Agreements in Principle

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BCIT	British Columbia Institute of Technology

BCRC	British Columbia Railway Corporation

BCRP	BCR Properties Ltd.

BCT	British Columbia Transit

BCTS	British Columbia Timber Sales

BTAA	Budget Transparency and Accountability Act

CBA	Community Bargaining Association

CHST	Canada Health and Social Transfer

CICA	Canadian Institute of Chartered Accountants

CMHC	Canada Mortgage and Housing Corporation

CN	Canadian National Railway Company

CRF	Consolidated Revenue Fund

FAA	Financial Administration Act

FBA	Facilities Bargaining Association

FERC	U.S. Federal Energy Regulatory Commission

FRAS	Financial Reporting and Advisory Services

FTE	Full–time equivalent

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

GRE	Government reporting entity

GVTA	Greater Vancouver Transportation Authority

Health Accord	February 2003 First Ministers’ Accord on Health Care Renewal

HPO	Homeowner Protection Office

HSPBA	Health Science Professionals Bargaining Association

HST	Harmonized Sales Tax

ICBC	Insurance Corporation of British Columbia

IFRS	International Financial Reporting Standards

IOC	International Olympic Committee

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2011/12

Acronyms—Continued

(Unaudited)

MLA	Members of the Legislative Assembly

Moody’s	Moody’s Investors Service

MPA	Multi–Party Agreement

NBA	Nurses’ Bargaining Association

OAG	Office of the Auditor General

OCG	Office of the Comptroller General

OCI	Other comprehensive income

OIC	Order in Council

P3	Public private partnership

Pension Corporation	British Columbia Pension Corporation

PHH	PHH Vehicle Management Services Inc.

PHSA	Provincial Health Services Authority

PSAB	Public Sector Accounting Board

RTP	Rapid Transit Project 2000 Ltd.

SCBCTA	South Coast British Columbia Transportation Authority

SUCH	School districts, universities, colleges, institutes and health organizations

TCA	Tangible capital assets

the Commission	British Columbia Utilities Commission

the Games	2010 Olympic and Paralympic Winter Games

UBC	University of British Columbia

UVIC	University of Victoria

VANOC	Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games

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